UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Saks Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12 E. 49th Street

New York, New York 10017

April 24, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders of Saks Incorporated to be held at 11:30 a.m. Eastern Time, on Wednesday, June 3, 2009, at the Willard Intercontinental located at 1401 Pennsylvania Avenue, NW, Washington, D.C. 20004-1010.

The Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describe the specific business to be acted upon. Your vote is very important. We ask that you vote over the Internet, by telephone or return your proxy card in the postage-paid envelope as soon as possible.

I hope you will be able to join us, and I look forward to seeing you.

Sincerely,

Steve Sadove Chairman and Chief Executive Officer

12 E. 49th Street

New York, New York 10017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Saks Incorporated:

Notice is hereby given that the Annual Meeting of the Shareholders of Saks Incorporated (the “Company”) will be held at 11:30 a.m. Eastern Time, on Wednesday, June 3, 2009, at the Willard Intercontinental located at 1401 Pennsylvania Avenue, NW, Washington, D.C. 20004-1010:

1.	To elect the four Class III directors named in the Proxy Statement to hold office for the terms specified or until their respective successors have been elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending January 30, 2010;

3.	To adopt the Saks Incorporated 2009 Long-Term Incentive Plan;

4.	To vote on a shareholder proposal concerning cumulative voting for the election of Directors;

5.	To vote on a shareholder proposal concerning majority voting for the election of Directors;

6.	To vote on a shareholder proposal concerning the declassification of the Company’s Board of Directors; and

7.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 6, 2009 are entitled to notice of, and to vote at, the meeting.

Shareholders are cordially invited to attend the meeting in person; however, to assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials or in the proxy card, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Any shareholder of record attending the Annual Meeting may vote in person, even if she or he has voted over the Internet, by telephone or returned a completed proxy card.

By order of the Board of Directors,

Ron C. Llewellyn

Secretary

April 24, 2009

12 East 49th Street

New York, NY 10017

PROXY STATEMENT

Information Concerning the Solicitation

This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of the Shareholders (the “Annual Meeting”) of Saks Incorporated, a Tennessee corporation (the “Company”), to be held at 11:30 a.m. Eastern Time, on Wednesday, June 3, 2009, at the Willard Intercontinental located at 1401 Pennsylvania Avenue, NW, Washington, D.C. 20004-1010.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. Directors, officers, and employees of the Company may solicit proxies by telephone, Internet, facsimile, mail, or personal contact. In addition, the Company has retained Georgeson Inc., New York, New York, to assist with the solicitation of proxies for a fee not to exceed $10,000, plus reimbursement of out-of-pocket expenses. Arrangements will be made with brokers, nominees, and fiduciaries to send proxies and proxy materials at the Company’s expense to their principals.

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, the Company will mail, on or before April 24, 2009, a Notice of Internet Availability of Proxy Materials to certain shareholders of record and beneficial owners at the close of business on April 6, 2009. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. On the date of mailing of the Notice of Internet Availability of Proxy Materials, shareholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials also will instruct you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

The Notice of Internet Availability of Proxy Materials will identify the website where the proxy materials will be made available; the date, time and location of, and directions to, the Annual Meeting; the matters to be acted upon at the Annual Meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where shareholders can request a paper or e-mail copy of the Proxy Statement, our Annual Report to shareholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.

Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the Proxy Statement, please vote, at your earliest convenience by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the Annual Meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. Instructions for voting over the Internet or by telephone are set forth in the Notice of Internet Availability of Proxy Materials and proxy card. You have the power to revoke the proxy at any time before the shares subject to it are voted by (i) returning a later-dated proxy, (ii) entering a new vote by telephone or on the Internet, (iii) delivering written notice of revocation to the Company’s Secretary, or (iv) voting in person by ballot at the Annual Meeting. If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares in accordance with your instructions.

If you properly vote over the Internet, by telephone or complete and mail your proxy card, your shares will be voted at the Annual Meeting in the manner that you direct. In the event you return a signed proxy card on which no directions are specified, your shares will be voted as follows:

•	FOR the election of the four Class III Director nominees named herein (Item 1);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2010 (“2009”) (Item 2);

•	FOR the adoption of the Saks Incorporated 2009 Long-Term Incentive Plan (Item 3);

•	AGAINST the shareholder proposal regarding cumulative voting for the election of directors (Item 4);

•	AGAINST the shareholder proposal regarding majority voting for the election of directors (Item 5); and

•	ABSTAIN from the shareholder proposal regarding the declassification of the Board of Directors (Item 6).

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting. A quorum must be present in order for the Annual Meeting to be held. In order for the quorum requirement to be satisfied, a majority of the issued and outstanding shares of Common Stock of the Company (“Common Stock”) entitled to vote at the meeting must be present in person or represented by proxy. The election inspectors will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will not have discretionary voting power with respect to the proposal to adopt the Saks Incorporated 2009 Long-Term Incentive Plan (Item 3) and the shareholder proposals (Items 4, 5 and 6).

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election to the Board of Directors. The number of nominees proposed by the Board of Directors to be re-elected as Directors at the Annual Meeting is the same as the number of directors to be elected, and no shareholder has utilized the procedures provided in the Company’s Amended and Restated By-laws (the “By-laws”) to nominate an additional person or persons for election to the Board of Directors at the Annual Meeting (see “Shareholders’ Proposals or Nominations for 2010 Annual Meeting”). As a result, in accordance with the Tennessee Business Corporation Law, each nominee proposed for re-election at the Annual Meeting who receives an affirmative vote at the Annual Meeting in person or by proxy will be elected. With respect to the Saks Incorporated 2009 Long-Term Incentive Plan (Item 3), to be adopted, the plan must be approved by a majority of the votes cast on the proposal, and the total votes cast on the proposal must represent over 50% of the shares of Common Stock entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the other proposals, which will be approved if the votes cast favoring the action exceed the votes cast opposing the action. As such, abstentions and broker non-votes will have no effect on the outcome of such matters.

Outstanding Voting Securities

Only shareholders of record at the close of business on April 6, 2009 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 144,389,299 shares of Common Stock. Each share has one vote.

Listed in the following table are the number of shares owned by each director, the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and all directors and executive officers of the Company as a group as of April 6, 2009. Except as otherwise noted, each of the persons named in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by him or her. The table also includes the beneficial owners, as of April 6, 2009 (unless otherwise noted), of more than 5% of the outstanding Common Stock who are known to the Company.

Name of Beneficial Owner (and Address if “Beneficial Ownership” Exceeds 5%)	Total Shares Beneficially Owned (1)		Percentage of Common Stock Ownership
Carolyn R. Biggs	130,805		*
Robert B. Carter	19,000		*
Ronald de Waal	109,187		*
Ronald Frasch	733,123		*
Michael S. Gross	42,875		*
Donald E. Hess	278,878		*
Marguerite W. Kondracke	37,975		*
Jerry W. Levin	9,000		*
Nora P. McAniff	32,743		*
Christine Morena	224,331		*
C. Warren Neel	62,416		*
Stephen I. Sadove	1,502,416	(2)	*
Christopher J. Stadler	53,725		*
Robert T. Wallstrom	220,707		*
Kevin G. Wills	330,430		*

All Directors and Executive Officers as a group (19 persons)	4,600,257		3.2%

5% Owners:
Baugur Group hf	12,210,000	(3)(4)	8.5%
Capital World Investors	8,267,500	(3)(5)	5.7%
Inmobiliaria Carso, S.A. de C.V.	25,620,000	(3)(6)	17.7%
Morgan Stanley	7,165,963	(3)(7)	5.0%

*	Owns less than 1% of the total outstanding shares of Common Stock.

(1)	Includes (a) shares that the following persons have a right to acquire within sixty days after April 6, 2009 through the exercise of stock options and (b) shares of restricted stock (including performance shares) for which the restrictions have not lapsed: Mr. Carter (0; 19,000), Mr. de Waal (37,187; 22,000), Mr. Frasch (78,758; 616,479), Mr. Gross (24,101; 16,000), Mr. Hess (49,924; 12,000), Ms. Kondracke (9,639; 16,000), Mr. Levin (0; 9,000), Ms. McAniff (13,773; 13,600), Ms. Morena (12,533; 211,798), Dr. Neel (0; 16,000), Mr. Sadove (200,081; 653,675), Mr. Stadler (24,101; 16,000), Mr. Wallstrom (42,314; 173, 312), and Mr. Wills (13,753; 276,566); all Directors and executive officers as a group (590,815; 2,785,807).
(2)	Does not include an amount equal to 132,816 shares of Common Stock held in Mr. Sadove’s stock grant account under the Saks Incorporated Deferred Compensation Plan.
(3)

Information in the table and in notes 4 through 8 below relating to the beneficial owners of Common Stock (and any related entities or persons) is as of the dates indicated and was obtained from the schedules indicated as filed with the SEC as follows: (a) as of June 5, 2008 from the Form 13D/A filed on June 11, 2008 for Baugur Group hf (“Baugur”) and Jon Asgeir Johannesson (“Johannesson”); (b) as of December 31,

2008 from the Form 13G/A filed on February 12, 2009 for Capital World Investors (“Capital World”); (c) as of February 20, 2009 from the Form 4 filed on February 24, 2009 for Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”) by Carlos Slim Helu (which includes beneficial ownership of Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, and Johanna Monique Slim Domit (collectively “the Slim family”) (see Note 6)); and (d) as of December 31, 2008 from the Form 13G filed on February 23, 2009 for Morgan Stanley.

(4)	Baugur and Johannesson reported shared voting and shared dispositive power over 12,210,000 shares of Common Stock as of June 5, 2008. Baugur’s reported beneficial ownership arose through a series of forward contracts entered into with Landsbanki Islands hf (“Landsbanki”). Pursuant to each forward contract, Baugur had, on the contract maturity date, the right to require Landsbanki to sell to it the number of shares of Common Stock to which the forward contract related for a price specified in each forward contract. The forward contracts were set to expire on July 30, 2008, and no additional filings with the SEC have been made by the aforementioned parties. Due to well publicized events regarding the financial situation of Baugur, Johannesson, Landsbanki, and the economy of Iceland, the current status of the shares is unknown. The principal address of Baugur and Johannesson is Tungotu 6, 101 Reykjavik, Iceland.
(5)	Capital World reported sole voting and sole dispositive power over 8,267,500 shares of Common Stock as a result of Capital World acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The principal business address of Capital World is 333 South Hope Street, Los Angeles, California 90071.
(6)	Inmobiliaria beneficially owns directly 25,620,000 shares of Common Stock. The Slim family beneficially owns all of the outstanding voting equity securities of Inmobiliaria. As a result, each member of the Slim family may be deemed to have indirect beneficial ownership of the 25,620,000 shares of Common Stock beneficially owned directly by Inmobiliaria. The principal business address of each member of the Slim family is Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Mexico D.F., Mexico.
(7)	Morgan Stanley reported sole voting power over 7,159,908 shares of Common Stock, shared voting power over 6,055 shares of Common Stock, and sole dispositive power over 7,165,963 shares of Common Stock. The principal business address of Morgan Stanley is 1585 Broadway, New York, New York 10036.

The Company encourages its executive officers, other senior management, and directors to hold a personally meaningful equity interest in the Company, and stock ownership guidelines have been established for directors and selected executives. The Company believes Common Stock ownership aligns the interests of management, directors, and shareholders. See “Executive Compensation—Compensation Discussion and Analysis—What Do Our Compensation Programs Reward?” for information concerning the Company’s stock ownership guidelines for the selected executives.

(Item 1)

ELECTION OF DIRECTORS

The Company’s Amended and Restated Charter provides that the Board of Directors shall be divided into three classes, designated as Class I, Class II, and Class III. The terms of Class I, II, and III will expire at the annual meetings of shareholders in 2010, 2011, and 2009, respectively. The Board of Directors proposes the re-election of four Class III directors: Ronald de Waal, Marguerite Kondracke, C. Warren Neel and Christopher Stadler.

See “Corporate Governance—Corporate Governance Committee” for a discussion of the Corporate Governance Committee’s process to identify and select director candidates.

The four Class III directors standing for re-election and the six directors whose terms continue after the Annual Meeting will comprise the Board of Directors. Each director will hold office for the term specified and until the director’s successor is elected and qualified. Unless otherwise instructed by the shareholder, the persons named in the proxy card intend to vote for the election of Ms. Kondracke and Messrs. de Waal, Neel and Stadler as Class III directors. Proxies cannot be voted for a greater number of persons than the number of nominees named and standing for election at the Annual Meeting.

We have provided below information about the nominees and other directors. The business associations shown have continued for more than five years unless otherwise noted.

Name, Principal Occupation, and Directorships:	Age	Director Since

NOMINEES FOR DIRECTOR:

Class III (terms expiring in 2012):

Ronald de Waal	57	1985
Vice Chairman of the Company’s Board of Directors from 2000 until February 2007. Chairman of WE International, B.V., a Netherlands corporation, which operates fashion specialty stores in Belgium, the Netherlands, Switzerland, Germany, and France. Mr. de Waal serves on the board of directors of Post Properties, Inc.

Marguerite W. Kondracke	63	1996
Since October 2004 President and Chief Executive Officer of America’s Promise—The Alliance for Youth, a not-for-profit children’s advocacy organization founded in 1997 by General Colin Powell. Ms. Kondracke was employed in the following positions: Staff Director, U.S. Senate Subcommittee on Children and Families between April 2003 and September 2004; President and Chief Executive Officer of The Brown Schools, the nation’s largest provider of treatment services for troubled adolescents, from August 2000 to April 2003; and President and Chief Executive Officer of Frontline Group, Inc., an employee training company, from July 1999 to August 2000. Ms. Kondracke is co-founder, former Chief Executive Officer, and currently a board member of Bright Horizons Family Solutions and also serves on the board of directors of LifePoint Hospitals, Inc.

C. Warren Neel	70	1987
Executive Director of the Center for Corporate Governance at the University of Tennessee, Knoxville, since February 2003. Dr. Neel served as Commissioner of Finance and Administration for the State of Tennessee from July 2000 to January 2003. He served as the Dean of the College of Business Administration at the University of Tennessee, Knoxville, from 1977 until June 2000. Dr. Neel serves on the board of directors of Healthways, Inc.

Name, Principal Occupation, and Directorships:	Age	Director Since
Christopher J. Stadler	44	2000
Managing Partner of CVC Capital Partners, an investment company, since March 2007. He served as Managing Director and Head of Corporate Investment North America of Investcorp International, Inc., an investment company, from 1996 through January 2007.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE ABOVE-LISTED NOMINEES.

CONTINUING DIRECTORS

Class I (terms expiring in 2010):

Robert B. Carter	49	2004
Executive Vice President of FedEx Information Services and Chief Information Officer of FedEx Corporation, an international provider of transportation, information, international trade support, and supply chain services. Mr. Carter serves on the board of directors of First Horizon National Corporation.

Donald E. Hess	60	1996
Lead Director of the Company’s Board of Directors since February 2007. Chief Executive Officer of Southwood Partners, a private investment company. Mr. Hess served as Chairman Emeritus of Parisian from January 1998 until October 2006, Chairman of the Parisian group of the Company from April 1997 until his retirement in December 1997, and President and Chief Executive Officer of Parisian, Inc. from 1986 to April 1997.

Jerry W. Levin	65	2007
Chairman of JW Levin Partners LLC, a management service firm, since February 2005. Mr. Levin served as Vice Chairman of Clinton Group, an investment firm, from December 2007 through October 2008, and as Chairman, President, and Chief Executive Officer of American Household, Inc., a global provider of branded consumer products and the holding company for Sunbeam Products, and The Coleman Company, from June 1998 through January 2005. Mr. Levin also served as interim Chief Executive Officer, from September 2006 to April 2007, and as Chairman, from September 2006 to April 2008, of The Sharper Image, a specialty retailer. Mr. Levin serves on the boards of directors of Ecolab, Inc. and U.S. Bancorp.

Class II (terms expiring in 2011):

Michael S. Gross	47	1994
Since July 2006, Mr. Gross has been co-chairman of the investment committee of Magnetar Financial LLC, an investment management firm, and a senior partner in Magnetar Capital Partners LP, the holding company for Magnetar Financial LLC. Since March 2007, Mr. Gross has served as the Chairman, Chief Executive Officer, and managing member of Solar Capital, LLC, a finance company focusing on debt and equity investments in leveraged companies. Mr. Gross was the Chairman, Chief Executive Officer, and Secretary of Marathon Acquisition Corp. from April 2006 to August 2008. Between February 2004 and February 2006, Mr. Gross was the President and Chief Executive Officer of Apollo Investment Corporation, a publicly traded business development company that he founded and on whose board of directors and investment committee he served as Chairman from February 2004 to July 2006, and was the managing partner of Apollo Investment Corporation. From 1990 to February 2006, Mr. Gross was a senior partner at Apollo Management LP, a private equity firm that he co-founded in 1990. In addition, from 2003 to February 2006, Mr. Gross was the managing partner of Apollo Distressed Investment Fund, an investment fund that he founded. He also serves on the boards of directors of Alternative Asset Management Acquisition Corporation, Jarden Corporation, and Global Ship Lease, Inc.

Name, Principal Occupation, and Directorships:	Age	Director Since
Nora P. McAniff	50	2002
Chief Operating Officer of Time, Inc., a magazine publisher, from December 2005 until January 2007. Ms. McAniff served as Executive Vice President of Time, Inc. between September 2002 and December 2005. She served as Group President of the People Magazine Group of Time, Inc. between January 2001 and August 2002 and President of People Magazine between October 1998 and January 2001.

Stephen I. Sadove	57	1998
Chief Executive Officer of the Company since January 2006 and Chairman of the Board of the Company since May 2007. Mr. Sadove joined the Company in January 2002 as Vice Chairman and served in that capacity until March 2004. He served as Vice Chairman and Chief Operating Officer of the Company from March 2004 until January 2006. Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb, a beauty, nutritional, and pharmaceutical company, and President of Bristol-Myers Squibb Worldwide Beauty Care from 1996 to January 2002. Mr. Sadove serves on the boards of directors of Colgate-Palmolive Company and Ruby Tuesday, Inc.

(Item 2)

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for 2009. While not required to do so, the Company is asking the shareholders to ratify the Audit Committee’s appointment as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider the appointment.

PricewaterhouseCoopers LLP (or their predecessor firm Coopers & Lybrand) has audited the financial statements of the Company since 1991. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS VOTE “FOR” SUCH RATIFICATION (ITEM 2).

PricewaterhouseCoopers LLP Fees and Services in 2008 and 2007

Aggregate fees for professional services rendered to the Company by PricewaterhouseCoopers LLP for the Company’s fiscal year ended January 31, 2009 (“2008”) and the Company’s fiscal year ended February 2, 2008 (“2007”) were:

	2008	2007
Audit—Professional services for audits of the consolidated financial statements and internal controls of the Company and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q	$1,052,500	$1,068,192

Audit-Related—Assurance and related services including benefit plan audits	123,367	219,860

Tax—	—	—

All Other—All other services include a license fee for a technical research application.	1,500	1,500

Total	$1,177,367	$1,289,552

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Audit Committee Report

The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of the Company’s financial reporting and audit processes, the Company’s system of internal control, and the Company’s process for monitoring compliance with laws, regulations, and policies. The Board of Directors of the Company has approved an Audit Committee Charter that describes the responsibilities of the Audit Committee.

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the Company’s audited consolidated financial statements for 2008, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and PricewaterhouseCoopers LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) AU Section 380, “Communication with Audit Committees.”

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence” and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.

Based upon its review of the Company’s audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements for 2008 in the Company’s Annual Report on Form 10-K for 2008 for filing with the SEC.

Audit Committee

C. Warren Neel, Committee Chair

Michael S. Gross

Marguerite W. Kondracke

Jerry W. Levin

(Item 3)

ADOPTION OF THE SAKS INCORPORATED 2009 LONG-TERM INCENTIVE PLAN

General

The Saks Incorporated 2009 Long-Term Incentive Plan (the “Incentive Plan”) is designed to assist the Company in attracting, retaining, and motivating Participants (defined below) and to encourage Participants (defined below) to drive sustainable profitable growth and the future development of the Company by encouraging alignment with the long term goals of the Company’s shareholders through grants of equity and equity-based incentive awards.

The Incentive Plan is an omnibus plan that provides for a variety of types of Awards (as defined below) to maintain flexibility. The Incentive Plan will permit the granting of, among other things, (i) non-qualified stock options (“NQSOs”), (ii) incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code (the “Code”), (iii) stock appreciation rights (“SARs”), (iv) restricted stock, (v) restricted stock units (“RSUs”), (vi) performance awards, (vii) deferred stock awards, and (viii) other stock-based awards. (The NQSOs, ISOs, SARs, restricted stock, RSUs, performance awards, deferred stock awards, and other stock-based awards are referred to collectively as “Awards”). The Incentive Plan is designed to meet the requirements for deductibility under Section 162(m) of the Code for Awards that are intended to qualify as “qualified performance-based compensation” under that provision.

If the Incentive Plan is approved by shareholders, then no future Awards will be made under the Saks Incorporated 2004 Long-Term Incentive Plan (the “2004 Incentive Plan”) which expires on June 8, 2009. No material grant of awards is anticipated from April 1, 2009 to the date of the Annual Meeting. If any awards are made, the Company will deduct those shares from the 2004 Incentive Plan. The total number of shares of common stock of the Company (“Common Stock”) available for Awards under the Incentive Plan (subject to the provisions of the Incentive Plan) is 5,700,000 shares minus any shares granted under the 2004 Incentive Plan after March 31, 2009.

As of March 31, 2009, total awards with respect to 9,330,548 shares of Common Stock were outstanding, including 3,106,192 options with a weighted average exercise price of $10.97 and a weighted average remaining term of 4.89 years and 6,224,356 full-value awards. As of March 31, 2009, 13,260,179 shares were reserved and available for additional grants under the 2004 Incentive Plan.

Summary of the Incentive Plan

The following is a summary of the Incentive Plan. This summary is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is attached as Appendix A.

Eligible Participants. Any employee, director, officer, adviser, or consultant of the Company or a subsidiary of the Company is eligible to be designated by the Committee as a participant (“Participant”) in the Incentive Plan, provided that bona fide services are rendered by such consultants and advisers, and that such services are not in connection with the offer and sale of stock in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s stock. As of January 31, 2009, approximately 13,000 persons would have been eligible to become a Participant.

Administration. The Incentive Plan will be administered by the Human Resources and Compensation Committee of the Board of Directors (the “HRCC”) or such other committee designated by the Board of Directors to administer the Incentive Plan, provided that the members of such other committee (which will be two or more) will each be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act, an “independent director” for purposes of applicable stock exchange or interdealer quotation system rules, and an “outside director” for purposes of Section 162(m) of the Code and regulations pursuant thereto.

Except as otherwise provided in the Incentive Plan, the HRCC has authority to select recipients of Awards, determine the types, amounts, terms and conditions of such Awards, adopt, alter and repeal administrative rules and guidelines governing the Incentive Plan and make all determinations necessary or advisable for the administration of the Plan. The HRCC has the power to accelerate the time at which an Award vests or when it may first be exercised, except to the extent such acceleration would result in an additional tax under Section 409A of the Code. The HRCC may (within the limitations of the Incentive Plan) modify outstanding Awards or accept the cancellation of outstanding Awards in exchange for the granting of substitute Awards; however, except for certain adjustments under the Incentive Plan, no modification of an Award will, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award previously granted under the Plan without the affected Participant’s consent.

Share Reserve. Subject to certain provisions of the Incentive Plan, the maximum number of shares of Common Stock available for issuance under the Incentive Plan is 5,700,000 shares of Common Stock minus any shares granted under the 2004 Incentive Plan after March 31, 2009. All shares subject to Awards under the Incentive Plan will be counted against this numerical limit as one share for every one share subject to such Award (except that SARs granted in tandem with stock options will not count against this numerical limit). Shares covered by a stock option and related tandem SAR will be counted as if only the stock option were granted.

Source of Shares. The shares of Common Stock available for Awards under the Incentive Plan may consist of authorized and unissued shares or treasury shares or any combination thereof as determined by the HRCC. Any shares subject to a stock option or right granted or awarded under the Incentive Plan or granted or awarded under the 2004 Incentive Plan which for any reason after March 31, 2009 expires or is terminated unexercised, becomes unexercisable, or is forfeited or otherwise terminated, surrendered or cancelled as to any shares, or if any shares are not delivered because an Award under the Incentive Plan or after March 31, 2009 under the 2004 Incentive Plan is settled in cash or otherwise, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for issuance under the Incentive Plan and, with respect to awards made under the 2004 Incentive Plan, such shares will be added to the share reserve for purposes of determining the maximum number of shares of Common Stock available for issuance under the Incentive Plan. Shares used to pay the exercise price of a stock option or other award under the Incentive Plan or stock option or other award under the 2004 Incentive Plan after March 31, 2009, and shares used to satisfy tax withholding obligations under the Plan or the 2004 Incentive Plan after March 31, 2009, will become available for future grant or sale under the Incentive Plan and will be added to the share reserve for purposes of determining the maximum number of shares of Common Stock available for issuance under the Incentive Plan. Subject to the requirements of any stock exchange or quotation system on which the shares of Common Stock are listed, shares available for issuance under a stockholder-approved plan of a company acquired by the Company (as adjusted to reflect the transaction) may be available for issuance under Awards and will be added to the share reserve for purposes of determining the maximum number of shares of Common Stock available for issuance under the Incentive Plan. Shares of Common Stock issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company (“Substitute Awards”) will not reduce the maximum number of shares of Common Stock available for issuance under the Incentive Plan, but will be available for issuance under the Incentive Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company. No Awards may be granted following the end of the term of the Incentive Plan.

Section 162 (m) Limits on Incentive Plan Awards. No more than 2,000,000 shares may be issued to any employee during any 12-month period pursuant to grants of ISOs, NQSOs or SARs, and no more than 1,000,000 shares may be granted to any employee during any 12-month period pursuant to grants of restricted stock, RSUs, performance awards, deferred stock awards, or other stock-based Awards that are subject to the attainment of performance criteria to protect against the loss of deductibility under Section 162(m) of the Code. With respect to Awards denominated in cash (including performance awards), the maximum aggregate payout to any employee during any 12-month period will not exceed $5,000,000.

No Repricing. Except in connection with a Change of Control (as defined below) or in the event of a change in the outstanding shares of Common Stock, the HRCC may not cancel a stock option or SAR in exchange for a stock option or SAR with a lower exercise price, or in exchange for cash or another Award under the Incentive Plan, without the approval of the Company’s shareholders.

Clawback Provision. The HRCC may provide in an Award agreement, upon such terms as the HRCC determines, that an Award may be cancelled or the Participant may forfeit and pay to the Company any gain realized from the Award if a Participant, without the consent of the Company, while still engaged in service with the Company or after the Participant’s termination of service, violates a non-competition, non-solicitation, or non-disclosure agreement or otherwise engages in activity adverse to the Company’s interests, including fraud or conduct contributing to financial restatements or irregularities.

Conversion of Director Fees. The Board of Directors may permit a director who is not an employee to receive all or a portion of his or her fees in the form of a stock option, stock appreciation right, restricted stock, restricted stock units, performance units or performance shares, deferred stock or other stock-based award, subject to such terms and conditions as the Board of Directors decides in its sole discretion.

Types of Incentive Plan Awards

The Incentive Plan provides a variety of equity and equity-based Awards to preserve flexibility. The types of Awards that may be issued under the Incentive Plan are described below.

Stock Options

Stock options granted under the Incentive Plan may be either NQSOs or ISOs. Only employees of the Company or any subsidiary of the Company may receive ISOs. The terms and conditions of each stock option granted under the Incentive Plan will be specified by the HRCC and set forth in a written agreement. Except for Substitute Awards, the exercise price of any stock option may not be less (and may not be reduced to less) than the fair market value (or in the case of certain ISOs, 110 percent of the fair market value) of the Company’s Common Stock on the date the stock option is granted. The HRCC may permit the payment of the exercise price to be made by cash, tender of previously acquired Common Stock, withholding shares of Common Stock, any combination of the foregoing, or any other form of legal consideration provided for under the terms of the stock option agreement. Upon exercise of the option and full payment for the shares of Common Stock acquired upon exercise, the Participant will have the rights of a shareholder.

The aggregate fair market value (determined as of the date of grant) of the shares of Common Stock subject to ISOs that are exercisable by any Participant for the first time in any calendar year may not be in excess of $100,000. Any stock options exercised by a Participant in a calendar year that exceed this limit will be treated as NQSOs. Each stock option grant may state any conditions which must be satisfied before all or a portion of the option may be exercised, including the completion of a period of service or satisfaction of certain performance goals. The term of a stock option will be determined by the HRCC and specified in the stock option agreement, provided that no stock options will be exercisable later than 10 years (or, in the case of certain ISOs, 5 years) after the date of the grant. All terms relating to exercise, cancellation, or other disposition of a stock option upon the termination of a Participant’s service for any reason (including disability, retirement, death, or any other reason) will be determined by the HRCC at the time of grant or thereafter by amendment.

Stock Appreciation Rights

An SAR entitles the Participant to increases in the fair market value of shares of Common Stock. SARs entitle a Participant to receive upon exercise an amount equal to all or a portion of the excess of: (i) the fair market value of a specified number of shares of Common Stock at the time of exercise over (ii) a specified price, which may not be less than 100% of the fair market value of an equal number of shares of Common Stock at the time the SAR is granted (except for Substitute Awards or in the event of a change in the outstanding shares of Common Stock). The terms and conditions of each SAR granted under the Incentive Plan will be specified by the HRCC and set forth in a written agreement. The exercise price of SARs may be payable in cash or in Common Stock or any combination thereof. A SAR may be granted in tandem with a stock option; provided that in such event the SARs will be subject to the same terms and conditions as apply to the underlying stock option to which they relate. The term of a SAR will be determined by the HRCC and specified in the SAR agreement, provided that no SAR will be exercisable later than 10 years after the date of the grant. All terms relating to exercise, cancellation, or other disposition of an SAR upon the termination of a Participant’s service for any reason (including disability, retirement, death, or any other reason) will be determined by the HRCC at the time of grant or thereafter by amendment.

Restricted Stock Awards

Restricted stock consists of shares of Common Stock issued to the Participant and restricted against transfer and subject to a substantial risk of forfeiture until the restricted stock vests. The terms and conditions of restricted stock granted under the Incentive Plan will be specified by the HRCC and set forth in a written agreement. Vesting requirements may also be based on the attainment of specified business performance goals established by the HRCC. Except as provided otherwise under the terms of a grant of restricted stock, a Participant has all the rights of a shareholder during the vesting period, except for the right to receive dividends with respect to the restricted stock. The HRCC may in its discretion provide for the lapse of restrictions immediately or in installments. Restricted stock may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, except as provided otherwise in the HRCC’s discretion or under the terms of a specific grant of restricted stock. All terms relating to exercise, cancellation, or other disposition of restricted stock upon the termination of a Participant’s service for any reason (including disability, retirement, death, or any other reason) will be determined by the HRCC at the time of grant or thereafter by amendment.

Restricted Stock Units

An RSU is a unit of one or more shares of Common Stock that are not issued until the vesting conditions are satisfied. The terms and conditions of each RSU granted under the Incentive Plan will be specified by the HRCC and set forth in a written agreement. Vesting requirements may be based on the continued service of the Participant for a specified time period or on the attainment of specified business performance goals established by the HRCC. The HRCC may, in its discretion, accelerate the vesting of RSUs. RSUs may be settled in cash or in shares of Common Stock. Participants receiving RSUs will not have any of the rights of a shareholder, except for the right to receive dividend equivalents, which right will be at the sole discretion of the HRCC and, if granted, will provide that such dividend equivalents be accumulated until the vesting conditions have been met. All terms relating to exercise, cancellation, or other disposition of an RSU upon the termination of a Participant’s service for any reason (including disability, retirement, death, or any other reason) will be determined by the HRCC at the time of grant or thereafter by amendment.

Performance Awards

Performance awards may be made by reference to “Performance Units”, “Performance Shares,” or “Performance Cash” and may be awarded upon the achievement of certain performance-based goals (“Performance Goals”). The terms and conditions of each performance award granted under the Incentive Plan will be specified by the HRCC and set forth in a written agreement.

If the HRCC wishes to grant performance awards under the Incentive Plan that qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the Incentive Plan requires that the performance awards be granted or contingent on the attainment of Performance Goals for a performance period, that Performance Goals be established in writing prior to or within 90 days of the beginning of such performance period, and not later than after 25% of the performance period has elapsed, and that the Performance Goals otherwise comply with Section 162(m). For other performance awards, Performance Goals must be established before the end of the performance period. The HRCC has the power to impose other restrictions on performance awards intended to qualify as “qualified performance-based compensation” under Section 162(m) as it may deem necessary or appropriate.

The HRCC may establish Performance Goals applicable to performance awards based on one or more of the following factors set forth below:

•	revenue;

•	earnings (including operating earnings, earnings from continuing operations, earnings before interest, taxes, depreciation and amortization, and earnings before interest and taxes);

•	operating profits;

•	net income;

•	net or gross sales;

•	gross margin;

•	free cash flow;

•	debt to equity ratio;

•	earnings or book value per share;

•	return on assets, equity, capital or investment;

•	working capital;

•	comparable store sales;

•	total shareholder return;

•	market share;

•	net worth;

•	market value added;

•	price per share of Common Stock;

•	growth in earnings per share;

•	cash flow and cash flow return on investment;

•	economic value added and economic profit;

•	turnover in inventory;

•	expense control within budgets;

•	levels of operating expense and maintenance expense;

•	new unit growth;

•	implementation of critical projects and processes;

•	measures of customer satisfaction and customer service, including relative improvement therein; and

•	such similar objectively determinable financial or other measures as adopted by the HRCC.

These factors may relate to the Company, its subsidiaries, or one or more of its divisions or units or departments, or a combination of the foregoing and may be applied on an absolute or relative basis, and will be calculated in accordance with the Company’s financial statements or generally accepted accounting principles, on an operating basis, or under a methodology previously established by the HRCC that is consistently applied and identified. The HRCC may modify these criteria to the extent it considers in good faith such modifications necessary. All terms relating to exercise, cancellation, or other disposition of a performance award upon the termination of a Participant’s service for any reason (including disability, retirement, death, or any other reason) will be determined by the HRCC at the time of grant or thereafter by amendment.

Deferred Stock Awards

Deferred stock awards entitle Participants to future payments of shares of Common Stock upon the expiration of a specified period of time (the “Deferral Period”) and satisfaction of certain conditions during the Deferral Period. The terms and conditions of each deferred stock award granted under the Incentive Plan will be specified by the HRCC and set forth in a written agreement. After expiration of the Deferral Period and satisfaction of any other applicable conditions or limitations, the deferred stock award will vest in accordance with its terms. A Participant will not be considered a shareholder with respect to any shares subject to a deferred stock award until such shares vest and are issued to the Participant according to the terms of the deferred stock award. The HRCC may condition the vesting of deferred stock awards upon the satisfaction of performance-based goals in accordance with Section 162(m).

Other Stock-Based Awards

The HRCC is authorized to make other stock Awards or Awards based on, or settled in, Common Stock, which may be subject to other terms and conditions that may vary from time to time and among Participants, as the HRCC in its discretion may determine.

Effect of Change of Control

Awards under the Incentive Plan generally (except as otherwise provided in an agreement between the Participant and the Company or any subsidiary or by a severance plan or other plan maintained by the Company or any subsidiary) are subject to special provisions upon the occurrence of a “Change of Control” (as defined in the Incentive Plan) with respect to the Company, if so determined by the HRCC at or after the time of the grant of an Award.

In the event of a Change of Control in which the shareholders of the Company receive registered shares of common stock of an acquiring entity (the “Acquirer”): (i) all shares of Common Stock subject to Awards under the Incentive Plan will be substituted with a number of shares of common stock of the Acquirer into which each share of Common Stock is converted pursuant to the Change of Control (the option price of any stock options, and the specified base price of any SAR, being properly adjusted by the Board or HRCC in compliance with Section 409A of the Code) and the Awards will continue as outstanding Awards under the Incentive Plan, (ii) if the Acquirer establishes performance goals for outstanding performance awards that are comparable to the Performance Goals established by the HRCC (“Comparable Goals”), then the outstanding performance awards will continue under the Incentive Plan with the Comparable Goals substituted for the Performance Goals, and (iii) if the Acquirer fails to establish Comparable Goals for outstanding performance awards, then the Performance Goals for the performance awards will lapse and the performance awards will continue as outstanding performance awards under the Incentive Plan at the 100% target performance level, subject only to any non-performance goal restrictions and deferral limitations applicable to such awards established by the HRCC (the “Modified Awards”).

In the event that the Change of Control occurs (except for a Change of Control as described below) and the service of a Participant is terminated within two years after the Change of Control under circumstances, in the case of an employee, in which such employee is entitled to receive a severance payment, and in the case of an adviser or consultant, as provided under the terms of the Participant’s Award, and in the case of a director, under all circumstances, the following acceleration and valuation provisions will apply (the date of such termination of service is referred to as the “Date of Termination”): (i): any stock options and SARs not previously exercisable and vested will become fully exercisable and vested and, if the remaining term of such stock option or SAR will end less than three years after the Date of Termination, such term will be extended to the earliest of: (A) three years after the Date of Termination, or (B) the latest date when the stock option or SAR could expire under its original terms, or (C) the tenth anniversary of the original date of grant of the stock option or SAR, (ii) any restrictions and deferral limitations applicable to any outstanding and non-vested restricted stock, RSU, deferred stock award, or other stock-based Award will lapse and such Awards will be fully vested, and (iii) any restrictions and deferral limitations applicable to any outstanding performance award or other Awards conditioned upon the achievement of Performance Goals will lapse and such Awards will be vested at the 100% target performance level, except that any such Award must be multiplied by a fraction that is the number of days in the applicable performance period that had elapsed before the Date of Termination over the total number of days in the performance period (except as otherwise set forth in the terms of the performance award agreement).

In the event that the Change of Control results from a transaction where the shareholders of the Company receive consideration other than registered shares of common stock of the Acquirer: (i) any stock options and SARs not previously exercisable and vested will become fully exercisable and vested, (ii) any restrictions and deferral limitations applicable to any non-vested restricted stock, RSU, deferred stock award or other stock-based Award will lapse and such Awards will be fully vested, (iii) any restrictions and deferral limitations applicable to any outstanding performance award or other Award conditioned upon the achievement of Performance Goals will lapse and such Awards will be vested at the 100% target performance level, except that any such Award must be multiplied by a fraction that is the number of days in the applicable performance period that had elapsed before the Change of Control over the total number of days in the performance period (except as otherwise set forth in the terms of the performance award), and (iv) the value of all outstanding stock options, SARs, restricted stock, RSUs, performance awards, deferred stock awards and other stock-based Awards shall, unless otherwise determined by the Board or the HRCC in its sole discretion at or after the grant or award of such Award but prior to such Change of Control, be cashed out on the date of such Change of Control to the extent the Award is vested on the basis of the fair market value of the shares of Common Stock subject to the Award or, in the case of performance awards and other Awards conditioned upon the achievement of Performance Goals, award value, as the case may be, as of the date of such Change of Control, subject to compliance with Code Section 409A.

Limited Transferability

No Award under the Incentive Plan will be assignable or transferable by the Participant except by will, by the laws of descent and distribution and by such other means as the HRCC may approve from time to time. During a Participant’s lifetime, only the Participant may exercise an Award. Notwithstanding the preceding, the Participant, with the approval of the HRCC, may transfer a NQSO for no consideration to or for the benefit of the Participant’s Immediate Family (defined below) (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the HRCC may establish, and the transferee will remain subject to all the terms and conditions applicable to the NQSO.

For purposes of the Incentive Plan, the term “Immediate Family” means the Participant’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, will also include the Participant).

Adjustments for Corporate Changes

In the event of any change in the outstanding shares of Common Stock, without the receipt of consideration by the Company, by reason of a stock dividend, stock split, reverse stock split or distribution, recapitalization, merger, reorganization, reclassification, consolidation, split-up, spin-off, combination of shares, exchange of shares, partial or complete liquidation of the Company, or other change in corporate structure affecting the Common Stock and not involving the receipt of consideration by the Company, the HRCC or the Board will make appropriate adjustments in (a) the aggregate number of shares of Common Stock available for issuance under the Incentive Plan and covered by all outstanding Awards under the Incentive Plan, (b) the exercise or other applicable price related to outstanding Awards or grants and (c) the appropriate fair market value and other price determinations relevant to outstanding Awards or grants and will make such other adjustments as may be appropriate under the circumstances; provided, the number of shares subject to any Award or grant always will be a whole number.

Term, Amendment and Termination

The Incentive Plan will have a term expiring on June 2, 2019. The Board may amend or terminate the Incentive Plan or any portion thereof, and the HRCC may amend the Incentive Plan to the extent provided in the Incentive Plan, without approval of the shareholders, unless shareholder approval is required by applicable laws, stock exchange listing requirements, applicable Code provisions, or certain provisions of the Incentive Plan. No amendment, termination, or modification of the Incentive Plan will materially adversely affect any Award granted to a Participant without the consent of the Participant.

Tax Treatment of Awards

The following discussion of the United States federal income tax implications of Awards under the Incentive Plan is based on the provisions of the Code (and any relevant rulings and regulations issued under the Code) as of the date of this Proxy Statement.

Non-Qualified Stock Options

A NQSO results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such a stock option will, at that time, realize taxable compensation in the amount of the difference between the stock option price and the then fair market value of the shares of Common Stock. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation recognized by the optionee. The optionee’s basis in such shares of Common Stock is equal to the sum of the stock option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares of Common Stock will be a long-term or short-term gain (or loss), depending upon the holding period of the shares of Common Stock.

Incentive Stock Options

An ISO results in no taxable ordinary income to the optionee or deduction to the Company at the time the ISO is granted or exercised. However, the excess of the fair market value of the shares of Common Stock acquired over the stock option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the shares of Common Stock received as a result of an exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the shares of Common Stock is treated as a long-term capital gain. If the shares of Common Stock are disposed of during this period (i.e., a “disqualifying disposition”), however, then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares of Common Stock received upon exercise of the stock option over the stock option price (or, if less, the excess of the amount realized upon disposition over the stock option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the Company will be entitled to a deduction, generally in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares of Common Stock acquired upon exercise of an ISO is equal to the stock option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Stock Appreciation Rights

Generally, the recipient of a SAR will not recognize taxable income at the time the SAR is granted. If upon exercise of the SAR, the recipient receives the appreciation inherent in the SAR in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If the recipient receives the appreciation inherent in the SAR in shares of Common Stock, the spread between the then current fair market value of the shares of Common Stock and the base price will be taxed as ordinary income to the recipient at the time the shares are received. In general, there will be no federal income tax deduction allowed to the Company upon the grant of a SAR. However, upon the exercise of the SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Restricted Stock

A Participant who receives an Award of restricted stock does not generally recognize taxable income at the time of the grant of the Award. Instead, the Participant recognizes ordinary income in those taxable years as and when his or her interest in the shares vests, that is, becomes either: (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income with respect to each such taxable year is equal to the fair market value of the shares that vest with respect to that taxable year less the cash, if any, paid for the shares. A Participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the Award. The Company receives a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant in the taxable year in which restrictions lapse (or in the taxable year of the Award if, at that time, the Participant had filed a timely election to accelerate recognition of income).

Other Awards

The amount of cash paid (or the fair market value of the shares of Common Stock issued) to settle RSUs and performance awards is generally subject to ordinary income tax. In each such case, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the Participant recognizes ordinary income.

Section 162(m)

As described above, Awards granted under the Incentive Plan may qualify as “qualified performance-based compensation” under Section 162(m) in order to preserve federal income tax deductions by the Company with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1,000,000 and paid to the CEO and the other Named Executive Officers employed at the end of the fiscal year. To qualify for this exception, stock options and other Awards must be granted under the Incentive Plan by a committee consisting solely of two or more “outside directors” within the meaning of Section 162(m) and satisfy the Incentive Plan’s applicable limit on the amount that may be awarded to any one Participant during any performance period. In addition, for Awards other than stock options and SARs to qualify as “qualified performance-based compensation,” the issuance or vesting of the Award, as the case may be, must be contingent upon satisfying one or more of the performance criteria listed in the Incentive Plan, and in the above description of “Performance Awards,” as established and certified by a committee consisting solely of two or more “outside directors.”

Section 409A

The Incentive Plan has been designed so that Awards thereunder either are not subject to the deferred compensation rules of Section 409A or, if subject to Section 409A, are compliant with Section 409A. Awards subject to Section 409A, but not compliant with Section 409A, could result in accelerated taxation of the Awards and an additional 20 percent tax and interest charge to the Participant. These potential penalties on the Participant could reduce the value of grants subject to Section 409A and adversely affect the Company’s ability to achieve the Incentive Plan’s purposes.

Incentive Plan Benefits

Future benefits under the Incentive Plan are not currently determinable. The HRCC has discretionary authority to grant Awards pursuant to the Incentive Plan and there is no provision for automatic grants.

Approval by Shareholders

In order to be adopted, the Incentive Plan must be approved by a majority of the votes cast on the proposal, and the total votes cast on the proposal must represent over 50% of the shares of Common Stock entitled to vote on the proposal.

Recommendation of the Board of Directors for Item 3

The Board of Directors of the Company has unanimously voted to recommend the Incentive Plan for shareholder approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE SAKS INCORPORATED 2009 LONG-TERM INCENTIVE PLAN.

Equity Compensation Plan Information

The following table provides equity compensation plan information for all plans approved and not approved by the Company’s shareholders, as of January 31, 2009:

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,493,826	$15.66	15,675,506	(2)
Equity compensation plans not approved by security holders (3)	958,936	$9.76	—
Total	2,452,762	$13.35	15,675,506

(1)	In connection with the acquisition of its former Parisian business, the Company assumed then-outstanding stock options previously granted to employees and directors of the acquired corporation. No additional grants or awards may be made under the plan pursuant to which these stock options were granted. As of January 31, 2009, the total number of shares of Common Stock to be issued upon exercise of these stock options was 34,707 and the weighted-average exercise price of these stock options was $6.54. These stock options are not included in the table.
(2)	This amount represents shares of Common Stock available for issuance under the 2004 Incentive Plan. Awards available for grant under the 2004 Incentive Plan include options, stock appreciation rights, restricted stock, performance units, and any combination of the foregoing awards.
(3)	On April 9, 1997, the Board of Directors approved the Company’s 1997 Stock-Based Incentive Plan (the “1997 Plan”) to assist in attracting, retaining, and motivating employees and Directors. The Board amended the 1997 Plan several times. The exercise price for all outstanding options awarded under the 1997 Plan equals the fair market value of the Common Stock on the date of grant. Most options vest in five installments over four years and expire after seven or ten years. Unvested options generally are forfeited if the executive’s employment is terminated. In the event of a change in control or a potential change in control, the Board of Directors may accelerate awards under the 1997 Plan or provide that such awards be cashed out in connection with the transaction. As of January 31, 2009, under the 1997 Plan, there were (i) options outstanding to purchase 958,936 shares, (ii) 14,000 shares of restricted stock outstanding and unvested, and (iii) no shares remaining available for issuance.

Corporate Governance

Board Practices

The Board met nine times during 2008. At each regular Board meeting, the non-employee directors also meet separately with Mr. Sadove and then without him. The Company’s Lead Director, Donald Hess, presides over non-employee director sessions.

The Company’s Board of Directors has adopted Corporate Governance Guidelines. The Company’s Board of Directors has also adopted a Code of Business Conduct and Ethics (the “Code of Business Conduct”) in compliance with New York Stock Exchange (“NYSE”) and SEC standards. The Chief Executive Officer, the Principal Financial Officer, other employees of the Company, and members of the Board must comply with the Code of Business Conduct. The Code of Business Conduct and the Corporate Governance Guidelines are posted on the Company’s web site at www.saksincorporated.com and are available in print to any person who sends a written request to the Company’s General Counsel at 12 E. 49th Street, New York, New York 10017. Waivers and amendments to the policies and procedures set forth in the Code of Business Conduct will be disclosed on www.saksincorporated.com if required by SEC regulations or the Code of Business Conduct.

The Board and its committees review their own performance annually and regularly review and plan for succession of the Company’s executive team.

Director Independence

The Company’s Corporate Governance Guidelines states that a significant majority of the Board should be composed of independent directors as required under the NYSE Corporate Governance Standards. The Board of Directors has adopted categorical independence standards that supplement the NYSE Corporate Governance Standards. Under the Board’s standards, which are available at www.saksincorporated.com, (i) no director will qualify as “independent” unless the Board of Directors affirmatively determines that the director does not have a material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), and (ii) no director will be independent if the director has any of the following relationships:

•	The director is an employee of the Company or has been an employee of the Company at any time within the preceding three years.

•	A member of the director’s immediate family is an executive officer of the Company or has been an executive officer of the Company at any time within the preceding three years.

•

The director or an immediate family member of the director received during any 12 month period within the last three years more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service).

•

The director is a current partner or employee of the Company’s internal or external audit firm, or the director was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

A member of the director’s immediate family (A) is a current partner of a firm that is the Company’s internal or external auditor, (B) is a current employee of such a firm and personally works on the Company’s audit or (C) was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee.

•

A member of the director’s immediate family is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on the other company’s compensation committee.

•

The director is an employee of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

•

A member of the director’s immediate family is an executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

•

The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.

•

The director or an immediate family member is, or has been within the last three years, an officer, director or trustee of a charitable organization if the annual charitable contributions to the organization by the Company or any executive officer of the Company exceeds or exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue.

The Board reviewed all relevant relationships between the Company and each of Robert B. Carter, Ronald de Waal, Michael S. Gross, Donald E. Hess, Marguerite W. Kondracke, Jerry W. Levin, Nora P. McAniff, C. Warren Neel, and Christopher J. Stadler, comprising all of the non-employee directors. The Board affirmatively determined that none of the non-employee directors has a material relationship with the Company directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. In determining that Mr. Carter is an independent director, the Board considered Mr. Carter’s employment as Executive Vice President of FedEx Information Services and Chief Information Officer of FedEx Corporation. During 2008 the Company obtained overnight package delivery and related services from FedEx Corporation for which the Company paid fees that it believes were not greater than the fees the Company would have paid to comparable firms to obtain similar services. The Board also concluded that none of the non-employee directors has any of the disqualifying relationships identified above. Consequently, the Board has determined that all of the non-employee directors are independent within the meaning of the NYSE Corporate Governance Standards and the Board’s categorical standards.

Board Committees

The Board of Directors has established Audit, Human Resources and Compensation, Corporate Governance, and Finance Committees. The Board determined that all members of the Audit, Human Resources and Compensation, Finance and Corporate Governance Committees are independent within the meaning of the NYSE rules and the Board’s categorical standards. All members of the Audit Committee satisfy the standard for audit committee independence provided in the SEC rules.

Each of the Audit, Human Resources and Compensation, and Corporate Governance Committees operates under a written charter that meets the requirements of the NYSE corporate governance listing standards. Each charter is available at www.saksincorporated.com and in print to any person who sends a written request to the Company’s General Counsel, at 12 E. 49th Street, New York, New York 10017. Each committee conducts an annual performance evaluation of itself.

The Board and each of its committees has access, at the Company’s expense, to outside accounting, legal, corporate governance, and other advisors as and when Board or committee members determine advisor retention is advisable.

Audit Committee

The Audit Committee includes C. Warren Neel (Chair), Michael S. Gross, Jerry W. Levin and Marguerite W. Kondracke. The Audit Committee met eight times during 2008. The primary purposes of the Audit Committee are to (i) assist the Board in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the qualifications and independence of the Company’s independent registered public accounting firm, and (d) the performance of the Company’s internal auditors and the independent registered public accounting firm; and (ii) prepare the report of the Audit Committee required to be included in the Company’s annual proxy statement.

No member of the Audit Committee may serve on more than two other audit committees of public companies.

The Board of Directors determined that C. Warren Neel, Jerry W. Levin, Marguerite W. Kondracke and Michael S. Gross each is an “audit committee financial expert” as that term is defined in the SEC rules. In reaching this determination, the Board of Directors considered, among other things, their relevant experience as described under “Election of Directors.”

Human Resources and Compensation Committee

The HRCC includes Christopher J. Stadler (Chair), Robert B. Carter, Donald E. Hess, Marguerite W. Kondracke and Nora P. McAniff. The HRCC met six times during 2008. The primary purposes of the HRCC are to (i) discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers; and (ii) review and recommend to the Board human resources plans, policies, and programs, as well as approve individual executive officer compensation intended to attract, motivate, retain, and appropriately reward associates in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s shareholders.

The HRCC has retained Frederic W. Cook & Co., Inc. (“Cook”) as the HRCC’s compensation consultant. Cook works exclusively for the HRCC and does not provide advice or services to management. Cook provides the HRCC with analysis and recommendations on the compensation for the Chief Executive Officer and other executive officers. The HRCC, the Company, and Cook are parties to an advisory services agreement dated September 26, 2006. The following is a summary of the salient features of the agreement:

•	Cook’s sole responsibility will be to the HRCC and the HRCC’s Chairman, and only the HRCC will have the authority to terminate Cook’s relationship with the HRCC.

•

Cook will perform the services contemplated by the agreement in a professional manner in accordance with industry standards and bring expertise, experience, independence, and objectivity to the HRCC’s deliberations with regard to issues presented to the HRCC.

•	Cook will work directly with members of the Company’s management only on matters under the HRCC’s oversight and with the knowledge and permission of the HRCC Chair.

•	Cook will deliver all advice to the HRCC in writing unless directed otherwise by the HRCC.

•

The Company will (i) indemnify and hold harmless Cook against any losses, claims, damages or liabilities to which Cook may be subject arising out of Cook’s engagement to provide the services and (ii) reimburse Cook for all reasonable fees and expenses incurred by Cook in connection with the investigation of any pending or threatened claims, litigation or other legal or administrative proceedings arising from the provision of the services, including, but not limited to, attorneys’ fees and reasonable out-of-pocket expenses.

•

The Company will have no obligation to indemnify and hold harmless Cook with respect to losses, claims, damages, and liabilities arising out of or due to, directly or indirectly, (i) Cook’s breach of the agreement, (ii) Cook’s false or materially inaccurate written statement, (iii) Cook’s intentional misconduct or negligence, or (iv) Cook’s violation of law or regulation.

The HRCC also reviews information from The Hay Group and Mercer Consulting, the compensation consultants used by the Company’s management, to set compensation for the Company’s executive officers other than the Chief Executive Officer. The Hay Group provides survey information detailing the pay practices of a select group of retailers, including information on base salary, annual incentives and long-term incentives.

The HRCC holds regularly scheduled meetings throughout the year and additional meetings are held as required. Prior to each meeting, the HRCC receives materials concerning matters that will be discussed, seeks consultation with Cook, and otherwise seeks to fully inform itself.

For additional information regarding the HRCC and the role of the Chief Executive Officer in making recommendations regarding individual compensation actions, see “Executive Compensation—Compensation Discussion and Analysis.”

Corporate Governance Committee

The Corporate Governance Committee includes Donald E. Hess (Chair), Robert B. Carter, Ronald de Waal, Nora P. McAniff, C. Warren Neel, and Christopher J. Stadler. The committee met three times during 2008. The primary purposes of the Corporate Governance Committee are to (i) identify, evaluate, and recommend to the Board individuals qualified to be directors of the Company for either appointment to the Board or to stand for election at a meeting of the shareholders, and (ii) develop and recommend to the Board corporate governance guidelines for the Company. The Corporate Governance Committee also makes recommendations to the Board with respect to shareholder proposals.

The Corporate Governance Committee does not have any single method for identifying director candidates, but will consider candidates suggested by a wide range of sources. In 2007, the Corporate Governance Committee retained an independent director search firm, Spencer Stuart, to make recommendations to the committee for new director candidates. Candidates must possess personal and business integrity, accountability, informed judgment, business literacy, and high performance standards and be able to contribute knowledge, experience, and skills in at least one of the following competencies: accounting and finance, management, marketing, industry knowledge, leadership, or strategy.

The Corporate Governance Committee also considers nominees for director recommended by shareholders. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates. Shareholders wishing to recommend to the committee a nominee should write to the Corporate Governance Committee c/o the Secretary at Saks Incorporated, 12 East 49th Street, New York, New York 10017. Any recommendation submitted by a shareholder must include the same information concerning the candidate and the shareholder as would be required under the By-laws if the shareholder were nominating that candidate directly. These requirements are described in this Proxy Statement under the caption “Shareholders’ Proposals or Nominations for 2010 Annual Meeting.”

Finance Committee

The Finance Committee includes Michael S. Gross (Chair), Ronald de Waal, Donald E. Hess, Jerry W. Levin and Christopher J. Stadler. The committee met twice during 2008. The Finance Committee’s primary purposes are to: (i) ensure that the capital structure of the Company is consistent with its long-term value-creating strategy, (ii) advise management on specific elements of its capital structure strategy, and (iii) approve, based on authority delegated from the Board of Directors, or recommend to the Board of Directors for approval, specific terms and parameters of certain financing transactions.

Meeting Attendance

The Board expects that all directors will devote sufficient time to the full performance of their Board duties and responsibilities, including attending all Board meetings and all meetings of committees on which the director serves. Any director who attends less than 75% of board and committee meetings in a fiscal year is required to provide an explanation to the Chair of the Corporate Governance Committee immediately following the fiscal year end. If the Corporate Governance Committee finds the explanation inadequate, the director will submit a letter of resignation to the Corporate Governance Committee, which will determine, based on all relevant facts and circumstances (including the needs of the Board), whether to recommend to the Board that it accept the director’s resignation.

Each director, except for Messrs. de Waal and Stadler, attended 75% or more of the aggregate number of meetings of the Board of Directors and the committee(s) on which such director served during fiscal year 2008. Messrs. de Waal and Stadler were unable to attend certain Board and committee meetings due to unavoidable business conflicts. In particular, two telephonic meetings of the Board of Directors were scheduled on relatively short notice in fiscal year 2008, and consequently, Messrs. de Waal and Stadler were unable to participate in one or both of these meetings. Messrs. de Waal and Stadler would have attended at least 75% of the aggregate number of meetings of the Board of Directors and the committee(s) had they attended those telephonic meetings. No director attended less than 70% of the aggregate number of meetings of the Board of Directors and the committee(s) on which such director served during fiscal year 2008. The overall average percentage for directors’ meeting attendance was 91%.

Directors are encouraged, but not required, to attend annual meetings of shareholders. Seven of the then ten directors attended the Company’s June 2008 Annual Meeting. Messrs. de Waal, Gross and Stadler did not attend due to unavoidable business conflicts.

Policy and Process Regarding Communications with the Board

The Board of Directors has adopted a policy and process for shareholders and other interested parties to communicate with the Board or an individual director, including Lead Director Mr. Hess, who presides over the non-employee director sessions, or with the non-employee directors as a group. Shareholders and other interested parties may communicate with the Board collectively, or with any of its individual members, by writing to them c/o the Secretary at 12 East 49th Street, New York, New York 10017. The Secretary, upon the advice of the Company’s General Counsel, has discretion to determine whether shareholder communications are proper for submission to the intended recipient. Examples of shareholder communications that would be considered presumptively inappropriate for submission include communications regarding the Company’s pricing of products or services, personal grievances, solicitations, communications that do not relate, directly or indirectly, to the Company, and communications that are duplicative of previously submitted communications or are frivolous in nature. Additional information concerning the Company’s process regarding communications with the Board of Directors may be found at www.saksincorporated.com.

Executive Compensation

Compensation Discussion and Analysis

This section provides information regarding the compensation programs and practices as they relate to the total pay for the Company’s Named Executive Officers for 2008. This section does not include information regarding the Company’s former Executive Vice President of Stores, Carolyn Biggs. All references in this section to “executive officers” include the Named Executive Officers. This section includes information regarding, among other things, the overall objectives of the Company’s compensation programs and practices, the rationale for the level and mix of rewards provided, and a discussion of the manner in which the various elements of executive pay support the Company’s business objectives.

The responsibilities of the HRCC include approving the Company’s compensation programs and individual awards to the Named Executive Officers under such programs. A detailed description of the HRCC’s specific responsibilities is contained in the HRCC’s Charter, which can be viewed at www.saksincorporated.com.

The HRCC seeks to ensure that a substantial portion of total compensation awarded to the Named Executive Officers and other executive officers is performance-based, consisting of annual cash bonuses and, within the limits established by the Company’s 2004 Incentive Plan (approved by the Company’s shareholders at the 2004 Annual Meeting of Shareholders) performance awards and stock options. Performance-based compensation is directly linked to the achievement of clearly defined financial measures, and in some cases, corporate objectives with defined metrics, thresholds and milestones. The value of the long-term incentive award is linked to the price of the Company’s Common Stock. The HRCC believes that the Company’s achievement of the specified financial measures and the Named Executive Officers’ achievement of key corporate objectives should reward the Company’s shareholders. If the Company does not meet the established financial measures or corporate objectives, performance-based compensation would be appropriately reduced or entirely forfeited depending on the extent to which the performance measures are not achieved.

What are the Objectives of our Compensation Policies?

The objectives of the Company’s compensation policies applicable to the executive officers are to:

(i)	provide a compelling financial incentive to the Company’s executive officers to achieve the Company’s business objectives and financial performance goals,

(ii)	align the economic interests of the Company’s executive officers with the economic interests of the Company’s shareholders, and

(iii)	enable the Company to attract, retain, and reward talented executive officers who will contribute to the Company’s long-term success.

What do our Compensation Programs Reward?

The Company’s compensation programs contain several elements designed to reward executives for the accomplishment of both financial and non-financial performance objectives. The Company’s compensation program includes base salary, annual bonuses, and long-term incentive awards. Base salary recognizes the level of job scope and complexity, and the skills, experience, leadership and sustained performance required by the executive. Base salary also recognizes the critical role the executive plays in the formulation of short-and long-term business strategy, team development, Company-wide talent management and the creation of a high performance culture. Annual bonuses reward achievement of key financial metrics and corporate objectives aligned with the interests of shareholders.

For fiscal 2008, the HRCC determined that it was appropriate to continue to use the Company’s earnings before interest, taxes, depreciation and/or amortization (“EBITDA”) as the key performance measure for the payment of target annual cash bonuses and performance shares. The HRCC believed that the use of the Company’s EBITDA, which includes corporate costs that were not allocated to the Company’s business divisions for determining division operating profit prior to 2007, such as benefits, information technology and other support functions better reflects the Company’s corporate structure after the disposition of its non-SFAE businesses in 2006. In 2008, in addition to the Company’s performance against EBITDA, the performance measures for annual bonus awards included comparative store sales as another financial measure and the achievement of key corporate objectives.

Long term incentive awards reward sustained financial performance and serve as a vehicle for executives to establish and maintain meaningful levels of share ownership which align the interests of executives to those of the Company’s shareholders. The performance measure for the 2008 performance share awards was solely based on the Company’s performance against a predetermined EBITDA target.

In addition to rewarding performance and maintaining competitiveness in the market for top talent, the Company’s compensation programs provide the opportunity for executive officers to establish and maintain meaningful levels of share ownership, which is intended to align the economic interests of the Company’s shareholders, the Named Executive Officers, and the Company’s other executive officers. To that end, in 2007 the Board of Directors approved the following revised share ownership guidelines, which are expressed as a multiple of annual base salary:

Chairman and Chief Executive Officer	5x or 500% of salary
President and Executive Vice Presidents	1x or 100% of salary
Group Senior Vice Presidents	.5x or 50% of salary

In determining compliance with these guidelines, share ownership includes shares owned outright by the executive (or by immediate family members) and unvested restricted stock as well as shares (or equivalent interests) held in the Company’s 401(k) Retirement Plan (the “401(k) Plan”), Employee Stock Purchase Program, and the Saks Incorporated Deferred Compensation Plan (the “DCP”). The Company’s Securities Transaction Compliance and Blackout Policy for Directors, Executive Officers, Policy Committee Members and Other Designated Employees prohibits its directors, executive officers and other employees from hedging the economic risks of share ownership resulting from the Company’s equity compensation programs.

There is no set time frame for achieving the targeted level of share ownership. However, until the ownership guidelines are satisfied, executives are required to hold 75% of the net shares (after satisfying withholding for taxes and the exercise price for stock option exercises) from the Company’s equity-based compensation programs. To monitor compliance with these guidelines, the Corporate Governance Committee annually reviews the share ownership of the Company’s executives.

What are the Elements of our Compensation Program? Why Do We Choose to Pay Each Element?

The Company uses a mix of compensation programs that recognize the scope and complexity of job responsibility, to reinforce performance, reward achievement of annual goals and objectives, encourage the enhancement of shareholder value and reward achievement of long-term performance goals. The Company seeks to maintain a competitive level of total target compensation. The specific elements of the compensation package and the corresponding performance measures, however, are specifically tailored to meet the Company’s strategic objectives and culture.

Outlined below is the rationale for each element of the compensation package provided to executive officers:

Base salary: designed to recognize the level of job scope and complexity, and the skills, experience, leadership and sustained performance required by the executive.

Annual bonus: designed to reward the achievement of key financial metrics and accomplishment of key corporate objectives and/or personal goals. We believe this balance of focus on profitability, expense reduction and strategic initiatives will continue to support current performance while building the Company’s capacity to sustain the creation of shareholder value.

Long-term incentives: comprised of (i) performance shares and performance units to reward financial performance such as the achievement of EBITDA targets and other key financial measures and strategic corporate initiatives; (ii) stock options to align the interests of executive officers and shareholders; and (iii) restricted stock to provide a competitive mix of incentives to attract and retain top talent and to further reinforce alignment between the interests of management and shareholders. The mix of long-term incentive awards granted for 2008 was more heavily weighted toward performance shares, with stock options comprising a smaller portion of total long-term incentive opportunities. In 2009, the mix of long-term incentive awards granted to the Named Executive Officers was more heavily weighted toward performance shares and performance units, with a relatively smaller portion of the annual grant issued in restricted stock. Stock options were awarded only to the Chief Executive Officer in 2009 to provide an additional incentive for the achievement of longer term financial goals. Periodically, the HRCC will grant time-based restricted stock awards outside of the annual grants in order to motivate, reward and retain key executives.

The HRCC’s general, but not invariable, practice has been to grant long-term incentive and retention awards to executive officers during the Company’s first fiscal quarter. In 2008 the Board of Directors revised the Company’s “Policy and Procedures for the Granting of Equity Awards,” which provides, in general, that:

•	All awards will be made in accordance with the 2004 Incentive Plan.

•

All awards will be granted by the HRCC except for awards to be granted to employees (excluding executive officers who are subject to Section 16 of the Exchange Act or are “covered employees” under Section 162(m) of the Code) by the Chief Executive Officer pursuant to delegated authority, which may not exceed 120,000 shares per fiscal quarter, of which the total number of restricted stock awards, performance share awards, restricted stock unit awards, performance share unit awards, unrestricted stock awards, and performance unit awards may not exceed 40,000 shares.

•	Awards made by the HRCC must be made at meetings, and not by unanimous written consent.

•	The grant date for awards granted at HRCC meetings will be the second business day following the release of the Company’s quarterly or year-end earnings, as applicable.

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The grant date for awards made by the Chief Executive Officer will be the second business day following the release of the Company’s quarterly or year-end earnings, as applicable, following: (i) in the case of new hires, the first day of employment, (ii) in the case of promoted associates, the effective date of the promotion, and (iii) in all other cases, the date the Chief Executive Officer approves the award.

•	The exercise price for stock option awards will be the NYSE closing price of the Common Stock on the grant date.

Medical, disability and life insurance coverage: the Company provides comprehensive benefits coverage to its executive officers intended to be competitive and to provide flexibility in the type and/or level of coverage available to such executive officers. These benefits are intended to minimize the potential financial exposure to the executive caused by the occurrence of a catastrophic health event to the executive or his or her family. Executive officers are eligible to participate in the same benefits offered to all other eligible employees.

Retirement benefits: the Company sponsors the 401(k) Plan in which the majority of employees are eligible to participate. The purpose of this plan is to provide an incentive for employees to save for their retirement income needs and to provide additional compensation to attract and retain employees. The Company historically matched a portion of the employee’s contributions to the 401(k) plan and the match varied annually based on the Board’s assessment of the Company’s performance and profitability. Executive officers participate in the 401(k) Plan on the same basis as other eligible employees. The amount of annual savings that may be contributed to the 401(k) Plan is capped by the employee’s compensation and annual addition limitations imposed on qualified savings plans by the Code (currently $16,500 per year). In addition, employees at or over age 50 are eligible to contribute up to an additional $5,500 per year to the 401(k) Plan. The Company also maintains a deferred compensation program in which executive officers may voluntarily participate. For additional information regarding the deferred compensation program see “Executive Compensation—Nonqualified Deferred Compensation—2008.” For 2008, the HRCC approved the deferral of matching contribution amounts under the 401(k) Plan that would be precluded due to the annual addition limitations into the DCP. In 2009, the Company suspended the Company matching contributions to the 401(k) Plan and the matching contributions amounts into the DCP in conjunction with the Company’s recently announced expense reduction initiatives.

Perquisites: Each of the Named Executive Officers is eligible for reimbursement for financial and tax planning and preparation, and reimbursement for the expense associated with an annual executive physical examination, except for Mr. Wills. These perquisites are in line with competitive practices and provide the Named Executive Officer with appropriate support to plan for his or her financial security, enable the executive to devote more of his or her time to business matters, and benefit from Company-sponsored compensation and benefit programs. In addition, Mr. Sadove is provided with a car and driver. While the primary purpose of this benefit is business-related, Mr. Sadove has access to the car and driver for commuting. Mr. Frasch is reimbursed for expenses to help offset the cost of commutation. In connection with his promotion to Chief Financial Officer and transfer of his work location from Birmingham, Alabama to New York, New York in 2007, Mr. Wills is entitled to reimbursement for reasonable out of pocket costs, through November 30, 2009, for an apartment and travel for him or his family between New York and Birmingham on a weekly basis. Mr. Wills is also entitled to reimbursement for the taxes payable with respect to these transfer-related benefits. Subject to the approval of the Chief Executive Officer, the other Named Executive Officers may use Company-provided aircraft for personal use. The rationale for providing perquisites to executive officers is to enhance the attractiveness of the overall compensation program and, in the case of Company-provided transportation, to provide greater security and convenience. For additional information regarding perquisites see “Executive Compensation—Summary Compensation Table—2008.”

Competitive Position of Pay

In determining the competitive position of the Company’s executive compensation program, the Company’s management engaged The Hay Group to provide survey information detailing the pay practices of a select group of retailers. Data collected includes information on base salary, annual incentives and long-term incentives. The companies used for comparison were, in general, competitors in the luxury, apparel, or fashion retail market, and include Abercrombie & Fitch Co., Aeropostale, Inc., American Eagle Outfitters, Inc., Ann Taylor Stores Corporation, Coach, Inc., J Crew Group, Inc., Limited Brands Inc., Liz Claiborne, Inc., Lord & Taylor, Moet Hennessy Louis Vuitton (LVMH), Macy’s, Inc., New York & Co., Nordstrom, Inc., Phillips-Van Heusen Corporation, Polo Ralph Lauren Corporation, Tommy Hilfiger Corporation, and Williams-Sonoma, Inc. This information is used by management in determining the level and mix of compensation for executive officers other than the Chief Executive Officer. The Company targets base salary near the median base-salary levels determined by The Hay Group survey of the competitor group listed above. The targeted opportunity is for total compensation to be at or above the median of competitive compensation based upon achievement of performance measures at the target level. Management also worked with Mercer Consulting to review and make recommendations regarding the Company’s annual and long-term incentive plans and programs.

The benchmark competitive data for the Chief Executive Officer was one of several factors that the HRCC considered when evaluating the Chief Executive Officer’s compensation. Cook collected compensation data, including information on base salary, annual incentive awards, and long-term incentive awards, for the following companies: Abercrombie & Fitch Co., Aeropostale, Inc., American Eagle Outfitters, Inc., Ann Taylor Stores Corporation, Bed Bath & Beyond Inc., Charming Shoppes, Inc., The Children’s Place Retail Stores, Inc., Coach, Inc., Collective Brands Inc., Dick’s Sporting Goods, Inc., Estee Lauder Companies Inc., Guess?, Inc., J. Crew Group, Inc., Jones Apparel Group, Liz Claiborne, Inc., Nordstrom, Inc., PetSmart, Inc., Phillips-Van Heusen Corporation, Polo Ralph Lauren Corporation, Ross Stores, Inc., Urban Outfitters Inc., The Talbots, Inc., Tiffany & Co., V.F. Corporation and Williams-Sonoma Inc. Cook worked directly with the HRCC to review and recommend the compensation for the Chief Executive Officer. The HRCC did not specifically target a given percentile of the peer group data but rather considered a broad range around median compensation of that group. Importantly, in any given year, the Chief Executive Officer’s actual compensation may result in levels that are above or below the target opportunity based upon the achievement of pre-established performance measures.

How Does the Company Determine the Amount of Each Element of Pay?

The Company reviews competitive data provided by The Hay Group to benchmark the total level of compensation paid by the Company’s competitors. Once the total market pay for each position is determined, the Company targets the mix and level of base salary, annual bonus, and long-term incentives such that total pay approximates the median of competitive practices. The Company provides awards that represent a mix of cash and equity-based awards to provide attractive incentives and facilitate the alignment of the interests of management and shareholders through equity-based compensation and share ownership.

In determining the compensation of the executive officers reporting to the Chief Executive Officer, the HRCC seeks the assessment of the Chief Executive Officer and the Executive Vice President, Human Resources of the Company relating to the performance and contributions of these executive officers and the Chief Executive Officer’s recommendations regarding individual compensation actions. The Chief Executive Officer provides his assessment of the performance of the other Named Executive Officers that report directly to him, and recommends compensation actions that reinforce the pay-for-performance philosophy of the Company. These recommendations are supported by market data for executives at other retailers provided by management’s compensation consultant, The Hay Group. Management also utilized the services of Mercer Consulting to provide information on competitive practices and to conduct a review of the structure of the Company’s compensation plans and programs for executives and employees, except for the Chief Executive Officer.

Neither the Chief Executive Officer nor the Executive Vice President, Human Resources plays a role in determining the Chief Executive Officer’s compensation. The HRCC consults with Cook regarding competitive pay practices and appropriate compensation for the Chief Executive Officer. Cook provides consulting services exclusively to the HRCC and does no other work for the Company.

Outlined below is a discussion of each specific element of total compensation provided to the executive officers.

Base Salary

Base salary reflects the scope of job responsibility and the day-to-day performance of the executive officer relative to duties and responsibilities. The performance and contributions of each executive officer are reviewed annually and based upon this review the executive officer may be eligible to receive a “merit increase.” The Company’s annual merit increase guideline for executive officers is based on competitive practices and overall Company performance. These increases reflect the Company’s operating results and individual contributions to overall performance and are consistent with competitive merit increases at the executive-officer level. The HRCC’s current practice is to review the performance of the senior management team annually for a salary increase effective May 1. In keeping with this practice, on May 1, 2008 each of the Named Executive Officers, except for Messrs. Sadove and Frasch, received a merit increases equal to 2.5% of their respective base salaries. This level of increase was consistent with the merit guidelines for the overall employee population. The HRCC determined that the base salaries for Messrs. Sadove and Frasch were appropriate, and no merit increases were granted in 2008. As part of the Company’s recently announced expense reduction initiatives in 2009, the HRCC did not award any merit increases to the Named Executive Officers. In addition, merit increases were not granted to any employees company-wide.

Annual Cash Bonuses

At the start of a fiscal year, the HRCC establishes performance measures for the Company’s annual bonus program for executive officers. Following the close of the fiscal year and based, in general, on the Company’s consolidated results of operations for the fiscal year, the HRCC assesses the Company’s actual performance against the pre-established performance objectives and determines the amount, if any, of the target bonus earned by the executive officers. Under the terms of the 2007 Senior Executive Bonus Plan, the HRCC, in its sole discretion, may reduce or eliminate the amount of any bonus award. From time to time, the HRCC has exercised its discretion to increase or decrease bonus payouts. Any increase in bonus payouts approved by the HRCC is considered discretionary and the additional amount is not deductible under Section 162(m) of the Code.

2008 Annual Bonus Program

In 2008, the HRCC used the following performance measures, which determined bonus payments for the Named Executive Officers under the 2008 annual cash bonus program: i) EBITDA of $289.0 million (60% weight); ii) comparable store sales growth of 6.3% (15% weight); and iii) the accomplishment of key corporate objectives (25% weight). The EBITDA performance measure established by the HRCC for the 2008 annual cash bonus program was based on the achievement of a significant comparable store sales increase, significant gross margin rate improvement, and expense leverage. The HRCC believed that the successful execution of these objectives likely would result in a significant year-over-year improvement in EBITDA, which the HRCC expected would lead to enhanced shareholder value. When the HRCC established the 2008 EBITDA and comparable store sales growth performance measures, the Company’s management believed that these performance measures were challenging yet achievable.

The key corporate objectives for the 2008 annual bonus program, included:

•	increasing the Company’s selling focus through various initiatives;

•	implementing merchandising initiatives to drive growth and margin rate expansion;

•	enhancing marketing effectiveness;

•	executing the Company’s capital expenditure budget in a timely manner;

•	improving operational effectiveness; and

•	implementing store growth and sales growth initiatives with respect to the Company’s Off Fifth and Saks Direct businesses, respectively.

Based on the Company’s performance against each of the established performance measures for the 2008 annual cash bonus program discussed above, none of the Named Executive Officers met the minimum threshold for the established financial performance measures and no corresponding payout was awarded for those measures. The HRCC determined that the Company achieved a level of “Almost Met Objectives” for performance against the key corporate objectives and the Named Executive Officers received the following percentage of target bonus based on the weight assigned to such performance measure:

Name	EBITDA (60% Weight)	Comparable Store Sales Growth (15% Weight)	Corporate Objectives (25% Weight)	Total Bonus Awarded as % of Target Bonus
Stephen I. Sadove	0%	0%	75%	18.75%
Kevin G. Wills	0%	0%	75%	18.75%
Ronald L. Frasch	0%	0%	75%	18.75%
Robert T. Wallstrom	0%	0%	75%	18.75%
Christine A. Morena	0%	0%	75%	18.75%

2009 Annual Bonus Program

The HRCC did not change the target bonus opportunity for any of the Named Executive Officers, except for Mr. Wills, whose target bonus increased from 60% to 70% of base salary. The HRCC approved the increases in Mr. Wills’ bonus opportunity to better align his target bonus with competitive practices, based on the results of the annual executive compensation review by The Hay Group.

For the 2009 annual cash bonus program for the executive officers, the HRCC established the following performance measures for all Named Executive Officers except Mr. Wallstrom: EBITDA, at specified levels (50% weight); reduction of corporate expenses by a specified amount (25% weight); and the accomplishment of key corporate objectives (25% weight). For Mr. Wallstrom, the HRCC established the following measures:

EBITDA at specified levels (25% weight); reduction of corporate expenses by a specified amount (25% weight); operating profit at specified levels for the Company’s OFF 5TH business (25% weight); and the accomplishment of key corporate objectives (25% weight). The OFF 5TH operating profit performance measure was added for Mr. Wallstrom due to his management of and responsibility for the Company’s OFF 5TH business.

EBITDA

The HRCC set the payout for the 2009 annual cash bonus program for the achievement of the EBITDA performance measure (for the portion of target bonus attributable to such performance measure) for each of the Named Executive Officers as follows:

Name	Threshold	Target	Maximum
Stephen I. Sadove	0%	100%	200%
Kevin G. Wills	0%	100%	200%
Ronald L. Frasch	0%	100%	200%
Robert T. Wallstrom	0%	100%	200%
Christine A. Morena	0%	100%	200%

Expense Reduction

The HRCC set the payout for the 2009 annual cash bonus program for the achievement of the expense reduction performance measure (for the portion of target bonus attributable to such measure) for each of the Named Executive Officers as follows:

Name	Threshold	Target
Stephen I. Sadove	50%	100%
Kevin G. Wills	50%	100%
Ronald L. Frasch	50%	100%
Robert T. Wallstrom	50%	100%
Christine A. Morena	50%	100%

The payout for the achievement of the expense reduction performance measure will be capped at the target opportunity, with no upside earning potential for this performance measure alone except as provided below.

Key Corporate Objectives

For 2009, the HRCC approved the following key corporate objectives for the 2009 annual bonus program:

•	executing all cost reduction initiatives;

•	initiating programs to drive full line selling cost down;

•	executing a 20% decrease in fiscal year 2009 inventory purchases;

•	implementing 2009 merchandising initiatives to drive growth and margin rate expansion;

•	executing and managing within the Company’s capital expenditure budget for 2009;

•	improving operational effectiveness; and

•	implementing store growth and sales growth initiatives with respect to the Company’s Off Fifth and Saks Direct businesses, respectively.

The HRCC approved a bonus payout opportunity for achievement of the key corporate objectives performance measure (for the portion of target bonus attributable to such measure) ranging from 0% for meeting no objectives to 100% for meeting objectives. The payout for the achievement of the key corporate objectives will be capped at the target opportunity, with no upside earning potential for these performance measures alone, except as provided below.

The HRCC continues to believe that the use of EBITDA as the key financial measure for the annual cash bonus program will focus management’s attention on what the HRCC believes is the key financial driver of performance and is consistent with and supports the Company’s operational and strategic plans. In addition, if the Company achieves EBITDA in excess of the specified EBITDA level, the target bonus opportunity for the achievement of the expense reduction measure and the corporate objectives performance measure may be increased by up to 200%. Total payout opportunity under the 2009 bonus program will range from 0% to 200% of target-level performance.

In terms of the Company’s financial performance, the EBITDA performance goals will be achieved through expense management, continued enhancements in operational efficiencies, gross margin improvement and continuing to build the Company’s capabilities in sales, marketing and merchandising. In light of the macro-economic environment and the continuing competitive challenges facing the luxury retail sector, the HRCC believes that the EBITDA performance measure for 2009 (which is largely dependent upon sales and gross margin performance) is attainable but could be somewhat difficult to achieve. The HRCC believes that the expense reduction performance measure and the key corporate objectives are demanding but more achievable since they are less dependent upon the external environment.

Stock-Incentive Awards

The Company provides long-term incentives principally in the form of performance share, performance unit, stock option and restricted stock awards. Pursuant to Board policy, the HRCC does not “re-price” stock option awards in the event the market price of the Company’s stock declines. Most stock option awards vest in equal installments over four years, and the awards generally expire after seven years. Unvested stock option awards generally are forfeited if the executive’s employment is terminated. The HRCC believes that a combination of performance share awards, performance unit awards, and stock options as part of the annual grant encourages the Company’s executive officers to focus on achievement of key financial and strategic objectives, facilitates share ownership and reinforces the alignment of management’s interests with that of shareholders. The HRCC may grant time-based restricted stock in addition to performance share, performance unit and stock option awards granted to reward and retain key executive officers and employees.

Long-Term Incentive Programs

2008 Annual Awards under the Long-Term Incentive Program

In 2008, the HRCC approved a 2008 performance share program, and awards of performance shares were granted to the Named Executive Officers under this program, with potential payments based on performance level achieved as shown in the table below:

Name	Threshold	Target	Maximum
Stephen I. Sadove	57,516	230,062	345,093
Kevin G. Wills	7,190	28,758	43,137
Ronald L. Frasch	28,758	115,031	172,547
Robert T. Wallstrom	3,235	12,941	19,412
Christine A. Morena	5,033	20,131	30,197

Each award was made in accordance with the 2004 Incentive Plan subject to the achievement, as determined by the HRCC, of the targeted level of 2008 EBITDA (see “—Annual Cash Bonuses – 2008 Annual Bonus Program”) and an additional two-year restriction period.

Based on the Company’s performance against the targeted level of EBITDA the Named Executive Officers did not earn any performance shares as part of the 2008 performance share program.

On March 6, 2008, the Named Executive Officers were also awarded stock options, each at the exercise price of $13.04, in each case based on the NYSE closing price of the Common Stock on the grant date:

Name	Number of Stock Options Granted
Stephen I. Sadove	230,062
Kevin G. Wills	28,758
Ronald L. Frasch	115,031
Robert T. Wallstrom	12,941
Christine A. Morena	20,131

These stock option grants were approved by the HRCC and granted in accordance with the Saks Incorporated Policy and Procedures for the Granting of Equity Awards.

2008 Special Restricted Stock Awards

In addition to the annual grants made to the executive officers, on March 6, 2008, the Named Executive Officers, excluding the Chief Executive Officer, were also awarded time-based restricted stock. All equity grants made to the Chief Executive Officer in 2008 by the HRCC were performance-based. These restricted stock awards are intended to provide those Named Executive Officers with the opportunity to build additional share ownership and to aid in the retention of such executive officers. These awards were approved by the HRCC and granted in accordance with the Saks Incorporated Policy and Procedures for the Granting of Equity Awards.

The HRCC granted the following restricted stock awards to the Named Executive Officers:

Name	Number of Restricted Shares Granted	Value as of Grant Date (1)	Value as of April 6, 2009 (2)
Stephen I. Sadove	0	$0	$0
Kevin G. Wills	57,516	$750,000	$143,790
Ronald L. Frasch	50,000	$652,000	$125,000
Robert T. Wallstrom	95,859	$1,250,000	$239,648
Christine A. Morena	38,344	$500,000	$95,860

(1)	Based on the closing price of $13.04 per share of Common Stock on the NYSE on March 6, 2008
(2)	Based on the closing price of $2.50 per share of Common Stock on the NYSE on April 6, 2009

Each award was made in accordance with the 2004 Incentive Plan. In recognition that these awards were principally retention oriented, the HRCC placed longer vesting requirements on the awards. The shares of restricted stock will vest 33% on the third anniversary of the grant date, 33% on the fourth anniversary of the grant date, and 34% on the fifth anniversary of the grant date.

2009 Annual Awards under the Long-Term Incentive Program

On February 26, 2009, the Named Executive Officers received awards of performance shares, performance units, and restricted stock awards as part of the annual grants made to executive officers. Only the Chief Executive Officer was awarded stock options in 2009. These awards were approved by the HRCC and granted in accordance with the Saks Incorporated Policy and Procedures for the Granting of Equity Awards.

In establishing long-term incentive targets for 2009, the HRCC reviewed survey data but also took into consideration emerging trends, the low stock price for long-term incentive awards and in general adjusted target value downward. In balancing the Company’s available share reserve with the need to provide performance based compensation, the Company introduced performance units to be settled in cash into the annual long-term incentive grant for 2009.

For the 2009 performance share and performance unit programs for the executive officers, the HRCC established the following performance measures: EBITDA, at specified levels (33.3% weight); achievement of a specified level of expense reduction (33.3% weight); and the accomplishment of key corporate objectives (33.3% weight). The HRCC continues to believe that EBITDA is an appropriate measure of management’s performance to ensure balance on short and long-term focus and is a key driver of sustained performance and shareholder value. In addition, the HRCC added expense reduction and achievement of corporate objectives given the importance of managing expenses in the current macro-economic environment in which consumer spending is down.

The HRCC awarded the target number of performance shares indicated in the table below to the Named Executive Officers under the 2009 performance share program subject to the achievement of the specified performance measures noted above. Provided that at least a threshold level of performance is achieved, the actual number of performance shares earned by the Named Executive Officers will range from the threshold number of performance shares to the target number of performance shares to be determined based on the Company’s and the Named Executive Officer’s performance against the specified performance measures during 2009. No upside opportunity is provided if target performance is exceeded.

Name	Threshold	Target
Stephen I. Sadove	41,667	250,000
Kevin G. Wills	16,614	99,681
Ronald L. Frasch	26,582	159,490
Robert T. Wallstrom	4,486	26,914
Christine A. Morena	6,978	41,866

The HRCC awarded the target number of performance units, valued at $1.00 per unit and to be settled in cash only, indicated in the table below to the Named Executive Officers under the 2009 performance unit program subject to the achievement of the established performance measure noted above. Provided that at least a threshold level of performance is achieved, the actual number of performance units earned by the Named Executive Officers will range from the threshold number of performance units to the target number of performance shares to be determined based on the Company’s and the Named Executive Officer’s performance against the specified performance measures during 2009. Similar to the performance shares, no upside opportunity is provided if target performance is exceeded.

Name	Threshold Number of Units	Value of Threshold Number of Units	Target Number of Units	Value of Target Number of Units
Stephen I. Sadove	337,500	$337,500	2,025,750	$2,025,750
Kevin G. Wills	34,722	$34,722	208,333	$208,333
Ronald L. Frasch	55,556	$55,556	333,333	$333,333
Robert T. Wallstrom	9,375	$9,375	56,250	$56,250
Christine A. Morena	14,583	$14,583	87,500	$87,500

Each performance share and performance unit award was made in accordance with the 2004 Incentive Plan. Any earned performance shares are subject to a two-year restriction period. Any earned performance units will be settled in cash only and will be payable 50% on November 5, 2010 and 50% on November 5, 2011.

As part of the annual equity grants approved by the HRCC in 2009, the Named Executive Officers were awarded time-based restricted stock. These restricted stock awards are intended to provide the Named Executive

Officers with the opportunity to build additional share ownership and to aid in the retention of such executive officer. These awards were approved by the HRCC and granted in accordance with the Saks Incorporated Policy and Procedures for the Granting of Equity Awards.

The HRCC granted the following restricted stock awards to the Named Executive Officers:

Name	Number of Restricted Shares Granted	Value on Grant Date (1)
Stephen I. Sadove	250,000	$590,000
Kevin G. Wills	99,681	$235,247
Ronald L. Frasch	159,490	$376,396
Robert T. Wallstrom	26,914	$63,517
Christine A. Morena	91,866	$216,804

(1)	Based on a closing price of $2.36 per share of Common Stock on the NYSE on February 26, 2009.

Each award was made in accordance with the 2004 Incentive Plan. The shares of restricted stock will vest 100% on the third anniversary of the grant date, except for Ms. Morena. For Ms. Morena, 66,866 of her shares will vest on the third anniversary of the grant date and 25,000 shares will vest on the fourth anniversary of the grant date.

In 2009, only the Chief Executive Officer was granted options to purchase 650,000 shares of Common Stock by the HRCC at an exercise price of $2.36 (the NYSE closing price of the Common Stock on the grant date in accordance with the Saks Incorporated Policy and Procedures for the Granting of Equity Awards). The stock option grant was made in accordance with the 2004 Incentive Plan. The options will vest in equal annual installments over four years, and expire after seven years from the grant date.

2009 Special Cash Award

In addition to the annual long-term incentive grants made to the executive officers, on February 25, 2009, the HRCC approved a special cash award of $3 million to Mr. Frasch, in order to aid in the retention of this key executive. The award will be paid in three equal installments on each of the third, fourth and fifth anniversary of the grant date, provided that Mr. Frasch is employed by the Company on each such date.

If Mr. Frasch voluntarily terminates his employment or is terminated by the Company for cause, the cash award will be forfeited. If Mr. Frasch’s employment is terminated by the Company other than for cause, he will be entitled to receive 50% of the award ($1.5 million) if he has served up to two years, 66.66% of the award ($2 million) if he has served up to three years, and 100% of the award if he has served for more than three years from the date of grant. In the event of termination of Mr. Frasch’s employment following a change in control of the Company, the award will fully vest.

How Does Each Element of Pay Fit into the Overall Pay Objectives and Affect the Decisions Regarding the Other Elements?

The rationale for providing a mix of base salary, annual bonuses and long-term incentive awards is to maintain a competitive program of total compensation, to reinforce the achievement of the operating and strategic objectives of the Company and to align the interests of the Company’s executive officers with shareholders. In determining the amount of each component, the Company relies upon survey data to establish the market rate of compensation for the executive-officer positions and then determines the mix of compensation such that total pay opportunity, when performance objectives are achieved, is at or above the median of the total compensation of the Company’s peer group. Mr. Sadove’s compensation reflects his role as Chief Executive Officer and is based upon the input and market analysis provided by the HRCC’s independent executive compensation consultant, Cook. Similarly, the other Named Executive Officers’ total compensation reflects the scope and responsibility of their positions and is commensurate with the market rates for these senior management positions as provided by the compensation data of The Hay Group.

The targeted level of compensation for Mr. Sadove is significantly higher than that of the other Named Executive Officers and is reflective of the different scope of the role of the Chief Executive Officer versus the scope of positions reporting to the Chief Executive Officer and is reflective of the differences in market rates for these positions. The Company does not have a set differential that it establishes between various positions but rather determines the compensation for each role based upon scope of responsibility and market rates of compensation.

The mix of compensation is set such that base salary represents a smaller portion of total compensation than is represented by performance-based incentives. For example, the 2009 targeted mix of compensation for Mr. Sadove is 16% base salary, 24% annual bonus and 60% equity. Slightly over 75% of Mr. Sadove’s pay is at-risk as it is contingent on the Company’s achievement of financial and key corporate objectives.

Termination or Change in Control—Rationale for Triggers

The Company has entered into employment agreements with each of the Named Executive Officers and with certain other executive officers. These agreements generally provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason,” as these terms are defined in the employment agreements. For the Named Executive Officers, upon a “Change in Control” (as defined in the agreements) of the Company, each may terminate his employment for “good reason.” Additional information regarding the employment agreements is found under the heading “Employment Agreements” below and a quantification of benefits that would have been received by the Named Executive Officers had termination occurred on January 31, 2009 is found under the heading “Potential Payments upon Termination or Change-in-Control” below. See “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

The HRCC believes that these agreements are an important part of a competitive overall compensation arrangement for the Named Executive Officers. The HRCC also believes that these agreements will help to secure the continued employment and dedication of the Named Executive Officers, and ameliorate any concern that they might have regarding their continued employment prior to or following a change in control, thereby allowing the executive to focus his or her undivided attention to serving the interests of the Company. The HRCC also believes that these agreements are important as a recruitment and retention device, as many of the companies with which the Company competes for executive talent have similar agreements in place for their senior executives. Finally, the HRCC believes that these agreements are beneficial to the Company because, in consideration for these severance arrangements, the executives agree to non-competition and non-solicitation covenants for a period of time following termination of employment.

The payment of multiples of base salary and bonus and the accelerated vesting of stock options and payments under outstanding long-term awards are consistent with competitive practices for positions at the level of the Named Executive Officers. The potential amount of severance benefits an executive may receive in the event of a change in control did not influence the HRCC’s decisions regarding other compensation elements. The HRCC annually reviews the potential cost of these programs and closely evaluates the termination provisions in its equity awards; however, the potential amount of severance benefits an executive may receive has not influenced the HRCC’s decisions regarding setting compensation levels for a given year.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the tax deductibility of compensation in excess of $1 million paid to those Named Executive Officers who are “covered employees”, unless the compensation constitutes “qualified performance-based compensation,” both as defined in Section 162(m). It is the HRCC’s intention to utilize performance-based compensation in order to maximize the deductibility of executive compensation. However, the Company believes that, to remain competitive, it must maintain a compensation program that will continue to attract, retain, and reward the executive talent necessary to maximize shareholder return. As a consequence, the

Company has in the past, and will in the future, pay compensation to one or more of the Named Executive Officers that exceeds $1 million and does not constitute qualified performance-based compensation, such as salary and time-vested restricted stock awards.

* * * * *

Report of the Human Resources and Compensation Committee of the Board of Directors

The Human Resources and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Human Resources and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and Proxy Statement on Schedule 14A.

Human Resources and Compensation Committee

Christopher J. Stadler, Chair

Robert B. Carter

Donald E. Hess

Marguerite W. Kondracke

Nora P. McAniff

Compensation Committee Interlocks and Insider Participation

None of the members of the HRCC serve or have ever served as an executive officer of the Company. In addition, no executive officer of the Company serves on the compensation committee or board of directors of a company for which any member of the HRCC or any other director of the Company serves as an executive officer.

Summary Compensation Table

The following table sets forth for 2008 total compensation for Stephen I. Sadove, Chief Executive Officer (“Principal Executive Officer”), Kevin G. Wills, Executive Vice President of Finance and Chief Financial Officer (“Principal Financial Officer”), and for the three most highly compensated executive officers other than the Principal Executive Officer and the Principal Financial Officer. As used in this Proxy Statement, the term “executive officer” has the meaning set forth in Rule 3b-7 under the Securities Exchange Act of 1934. Pursuant to applicable SEC disclosure rules, the summary compensation table and other tables included in this section of the Proxy Statement also provides compensation information with respect to the Company’s former Executive Vice President of Stores, Carolyn Biggs, who relinquished her position effective June 13, 2008.

Of critical importance to an understanding of the following table is that no stock option awards were granted to the Named Executive Officers during 2006, and that all or substantially all of the amounts shown in the “Option Awards” column for 2006 of the table reflect, in accordance with SEC rules, non-cash adjustment charges recorded by the Company for accounting purposes. Pursuant to the anti-dilution provisions of the Company’s equity compensation plans, the Company’s Board of Directors adjusted the exercise price for, and the number of shares subject to, outstanding stock options to reflect the changes in the share price of the Common Stock resulting from the payment of two dividend payments in 2006. The first $4.00 dividend was paid to shareholders of record on April 14, 2006 (the “First 2006 Dividend”) and the second $4.00 dividend was paid to shareholders of record on November 15, 2006 (the “Second 2006 Dividend”). These adjustments were made to preserve, immediately following the dividend payment dates, the intrinsic value of the stock options immediately prior to the dividend payment dates. Because these adjustments were discretionary, the Company was required, in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payments” (“SFAS No. 123(R)”), to record non-cash charges related to the preservation of this intrinsic value. The following amounts shown in the “Option Awards” column of the table reflect, in accordance with SEC rules, these non-cash adjustment charges for 2006: Mr. Sadove $8,546,308 and Mr. Wills $103,927. These sums also are included in the amounts shown for Messrs. Sadove and Wills in the “Total” column of the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compen- sation ($)		Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)		All Other Compen- sation ($)		Total ($)
Stephen I. Sadove	2008	$1,060,000	—	$997,609	(1)	$630,165	(2)	$298,125	(3)	—		$113,107	(4)(9)(14)(15)	$3,099,006
Chief Executive Officer	2007	$1,055,039	$98,910	$904,426		$352,683		$2,267,572		—		$1,141,275		$5,819,905
	2006	$1,052,174	—	$3,268,555		$8,546,308		$1,198,759		—		$73,551		$14,139,347

Kevin G. Wills	2008	$611,250	—	$351,138	(1)(6)	$56,186	(2)	$69,188	(3)	—		$139,161	(4)(10)	$1,226,923
Chief Financial Officer	2007	$562,148	$2,127,921	$444,660		$21,257		$473,106		—		$552,424		$4,181,516
	2006	$451,422	$175,950	$858,273		$105,814		$273,163		—		$24,572		$1,889,194

Ronald L. Frasch	2008	$1,050,000	—	$1,393,508	(1)(7)	$312,707	(2)	$157,500	(3)	—		$43,739	(4)(11)	$2,957,454
President and Chief Merchandising Officer	2007	$1,050,000	$49,219	$879,960		$174,164		$1,128,369		—		$541,826		$3,823,538
	2006	$1,012,500	—	$1,367,600		—		$488,250		—		$5,087		$2,873,437

Robert T. Wallstrom	2008	$397,313	—	$437,123	(1)	$28,055	(2)	$29,981	(3)	—		$6,079	(4)(12)	$898,551
President of Saks Fifth Avenue OFF 5th

Christine A. Morena	2008	$432,969	—	$365,106	(1)	$49,974	(2)	$40,840	(3)	—		$6,102	(4)(13)	$894,991
Executive Vice President of Human Resources

Carolyn R. Biggs (5)	2008	$458,438	$4,500	$911,762	(1)	$166,273	(2)	$230,625	(3)	$3,676	(8)	$5,376	(4)(13)	$1,780,650
Executive Vice President of Stores	2007	$450,000	$14,063	$197,981		$36,575		$322,391		$2,581		$21,831		$1,045,422

(1)

The amounts shown in this column reflect restricted stock and performance share awards granted in 2008 as well as in prior years. The awards are valued based on the amount recognized for financial statement reporting purposes during the applicable year pursuant to SFAS No. 123(R). Pursuant to SFAS No. FAS 123(R), restricted stock awards and performance share awards are expensed ratably over the applicable vesting period with the expense based on the market value of the Company’s common stock on the grant date. The Company’s performance share awards are earned based upon the achievement of operational objectives or financial measurements. The HRCC determines the actual number of performance shares earned at the end of the applicable performance period. Pursuant to SFAS No. 123(R), the Company recognizes the expense associated with performance shares ratably over the requisite service period if it appears probable that the performance shares will be earned (at threshold-, target-, or maximum-level performance based upon actual performance as compared to the pre-established performance measures). The performance criteria were not met for the 2008 performance shares. Accordingly no expense was recorded by the Company for these shares. Additionally, in 2008, Ms. Biggs forfeited 79,781 shares of restricted stock in connection with her retirement from the Company.

(2)	The amounts shown in this column relate to option awards granted in 2007 and 2008. No option awards were granted in 2006. The amounts are valued based on the amount recognized for financial statement reporting purposes for option awards during the applicable year pursuant to SFAS No. FAS 123(R). In accordance with the provisions of SFAS No. FAS 123(R), the Company recorded non-cash charges in 2006 related to the adjustment of outstanding unexercised stock options and their associated exercise prices, and all or substantially all of the amounts for 2006 shown in this column reflect such non-cash adjustment charges. For additional information regarding these non-cash charges, see the second paragraph under “Executive Compensation—Summary Compensation Table—2008” and the first paragraph under “Executive Compensation—Grants of Plan-Based Awards—2008—Special Cash Dividends.” For additional information regarding the assumptions used to calculate the fair value of the stock options see Note (10) to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2008. In 2008, Ms. Biggs forfeited 15,568 stock options in connection with her retirement from the Company.
(3)	The amounts shown in this column reflect cash bonuses awarded to the Named Executive Officers for the achievement of specified performance measures, including key financial metrics and corporate objectives under the Company’s 2003 Senior Executive Bonus Plan for 2006 and 2007 and the 2007 Senior Executive Bonus Plan for 2008.
(4)	The amounts shown for 2008 reflect matching contributions under the 401(k) Plan as follows: Mr. Sadove $3,542; Mr. Wills $4,500; Mr. Frasch $3,281; Mr. Wallstrom $4,938; Ms. Morena $5,750; and Ms. Biggs $5,000.
(5)	Ms. Biggs relinquished her position as Executive Vice President of Stores effective June 13, 2008.
(6)	Includes 75,000 shares of phantom stock, of which 25,000 shares vest annually on May 4, 2008, 2009, and 2010, which are the economic equivalent of one share of Common Stock per phantom share; the 2008 expense for phantom stock was $40,625.
(7)	Includes 75,000 performance shares granted on July 25, 2007 vesting in three annual installments commencing on the third anniversary of the date of grant based on the average annual compound growth rate of the price of the Common Stock. The fair value of these 75,000 performance shares was calculated based on a lattice model that incorporates a Monte Carlo simulation to estimate a range of possible values. Estimates used in this model include the stock price on the date of grant, historical volatility of the stock price, and a risk free interest rate.
(8)	This amount relates to a change in the pension value for the Saks Fifth Avenue Pension Plan.
(9)	Includes (i) personal airplane use of $58,941; (ii) Company vehicle lease and driver of $17,895; (iii) tax/financial/legal services of $28,308; (iv) supplemental long-term disability insurance premium; and (v) excess life insurance.
(10)	Includes (i) residence lease of $57,000; (ii) gross up for taxes (related to residence lease and commuting expenses) of $58,760; (iii) commuting expenses of $16,882; (iv) compensation expense recognized for financial statement reporting purposes pursuant to SFAS No. FAS 123(R) for shares purchased at a discount under the Company’s Employee Stock Purchase Plan; (v) supplemental long-term disability insurance premium; and (vi) excess life insurance.
(11)	Includes (i) Company vehicle lease and driver of $24,797; (ii) tax/financial/legal services of $13,970; (iii) compensation expense recognized for financial statement reporting purposes pursuant to SFAS No. 123(R) for shares purchased at a discount under the Company’s Employee Stock Purchase Plan; and (iv) excess life insurance.

(12)	Includes (i) compensation expense recognized for financial statement reporting purposes pursuant to SFAS No. 123(R) for shares purchased at a discount under the Company’s Employee Stock Purchase Plan; and (ii) excess life insurance.
(13)	Includes excess life insurance.
(14)	The amounts shown for the use of the corporate aircraft are based on the incremental cost to the Company as a result of personal flight activity. The following items are taken into account in determining the variable cost for the number of flight hours used: fuel, maintenance labor, parts, landing/parking, crew travel, and supplies/catering.
(15)	The amounts shown for the personal use of the automobile are based on the incremental cost to the Company. Since the automobile is used for both personal and business purposes, the percentage of personal use is calculated and applied to the lease and driver expenses.

Grants of Plan-Based Awards—2008

The following table provides information regarding grants of awards and possible payouts under the Company’s 2008 annual bonus program and performance share program and other equity awards in 2008.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($ )(1)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen I. Sadove	3/6/2008	—	—	—	57,516	230,062	345,093	—		—	—	$3,000,008
	3/6/2008	—	—	—	—	—	—	—		230,062	$13.04	$1,070,922
		$596,250	$1,590,000	$2,981,250	—	—	—	—		—	—	—

Kevin G. Wills	3/6/2008	—	—	—	7,190	28,758	43,137	—		—	—	$375,004
	3/6/2008	—	—	—	—	—	—	57,516	(3)	—	—	$750,009
	3/6/2008	—	—	—	—	—	—	—		28,758	$13.04	$133,866
		$138,375	$369,000	$553,500	—	—	—	—		—	—	—

Ronald L. Frasch	3/6/2008	—	—	—	28,758	115,031	172,547	—		—	—	$1,500,004
	3/6/2008	—	—	—	—	—	—	50,000	(3)	—	—	$652,000
	3/6/2008	—	—	—	—	—	—	—		115,031	$13.04	$535,461
		$315,000	$840,000	$1,575,000	—	—	—	—		—	—	—

Robert T. Wallstrom	3/6/2008	—	—	—	3,235	12,941	19,412	—		—	—	$168,751
	3/6/2008	—	—	—	—	—	—	95,859	(3)	—	—	$1,250,001
	3/6/2008	—	—	—	—	—	—	—		12,941	$13.04	$60,239
		$59,963	$159,900	$299,813	—	—	—	—		—	—	—

Christine A. Morena	3/6/2008	—	—	—	5,033	20,131	30,197	—		—	—	$262,508
	3/6/2008	—	—	—	—	—	—	38,344	(3)	—	—	$500,006
	3/6/2008									20,131	$13.04	$93,708
		$81,680	$217,813	$408,398	—	—	—	—		—	—	—

Carolyn R. Biggs	3/6/2008	—	—	—	5,033	20,131	30,197	—		—	—	$262,508
	3/6/2008	—	—	—	—	—	—	95,859	(3)	—	—	$1,250,001
	3/6/2008	—	—	—	—	—	—	—		20,131	$13.04	$93,708
		$86,484	$230,625	$432,422	—	—	—	—		—	—	—

(1)	If multiple performance measures were used to calculate an award, the threshold amount shown in the table assumes achievement of each performance measure at the threshold level.
(2)	See Note (10) to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2008 for discussion of the assumptions used to determine the grant date fair value of stock options.
(3)	On March 6, 2008, the HRCC awarded shares of restricted stock vesting in 3 equal annual installments commencing on the third anniversary of the date of grant.

Awards in 2008

As discussed in “Compensation Discussion and Analysis,” the Company emphasized performance-based awards in 2008.

The “Estimated Possible Payouts Under Non-Equity Incentive Awards” columns of the “Grants of Plan-Based Awards—2008” table include the threshold, target, and maximum-level payments of annual cash bonuses that could have been awarded to each of the Named Executive Officers in 2008. The Company’s 2008 annual bonus program was designed to reward the achievement of key financial metrics and corporate initiatives. For the 2008 annual cash bonus, the HRCC established the following performance measures for each of the Named Executive Officers: an Adjusted EBITDA target (60%), a comparable store sales growth target (15%) and the achievement of key corporate objectives (25%). Based on the Company’s performance against the established performance measures for the 2008 annual cash bonus program, each Named Executive Officers received only 18.75% of his or her target bonus award. For additional information regarding the 2008 annual cash bonuses, see “Executive Compensation—Compensation Discussion and Analysis—Annual Cash Bonuses.”

The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the “Grants of Plan-Based Awards—2008” table show the potential payout under the 2008 performance share program for each of the Named Executive Officers according to the level of performance achieved in 2008. The HRCC approved the same Adjusted EBITDA performance measure used to determine bonus awards under the 2008 annual cash bonus program for the 2008 performance share program. The performance shares were issued in accordance with the 2004 Incentive Plan. The performance share awards are based on a one-year performance period and are also subject to a two-year restriction period once they have been earned. Based on the Company’s performance against the targeted level of EBITDA, the Named Executive Officers did not earn any performance shares as part of the 2008 performance share program. For additional information regarding the 2008 performance share program, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Programs—2008 Annual Awards under the Long-Term Incentive Program.”

Salary and Bonus in Proportion to Total Compensation

As noted in “Compensation Discussion and Analysis,” the Company believes that a substantial portion of each Named Executive Officer’s compensation should be in the form of performance-based compensation. The HRCC believes that the Company’s current compensation program substantially aligns the interests of the Named Executive Officers with shareholders and motivates the Named Executive Officers to pursue specific short and long-term performance goals. For 2008, the amount of salary and bonus (excluding payments under non-equity incentive plans) in proportion to total compensation for each of the Named Executive Officers was as follows (based on the valuation methodology used for the Summary Compensation Table): Mr. Sadove, 39%; Mr. Wills, 46%; Mr. Frasch, 36%; Mr. Wallstrom, 44%; Ms. Morena 48%; and Ms. Biggs, 26%.

Employment Agreements

See “Executive Compensation—Employment Agreements” below for information regarding the employment agreements with each Named Executive Officer.

Outstanding Equity Awards at Fiscal Year-End—2008

The following table provides information regarding stock options, restricted stock, and performance shares held by each of the Named Executive Officers at January 31, 2009. For information regarding performance share awards earned in 2008, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Programs.”

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
	Exercisable	Unexercisable
Stephen I. Sadove	5,164	—		$15.83	6/16/2009	153,875	(2)	$387,765	345,093	(3)	$869,634
	25,823	—		$6.46	2/18/2010
	5,164	—		$6.14	6/21/2010
	5,164	—		$6.58	6/13/2011
	50,625	151,875		$19.76	3/9/2014
	—	230,062	(4)	$13.04	3/6/2015

Kevin G. Wills	3,282	9,843		$20.31	5/4/2014	127,204	(5)	$320,554	43,137	(3)	$108,705
	—	28,758	(4)	$13.04	3/6/2015

Ronald L. Frasch	25,000	75,000		$19.76	3/9/2014	222,500	(6)	$560,700	247,547	(7)	$623,818
	—	115,031	(4)	$13.04	3/6/2015

Robert T. Wallstrom	5,164	—		$16.45	4/30/2009	119,484	(8)	$301,100	19,412	(3)	$48,918
	1,326	—		$8.66	5/4/2009
	17,217	—		$5.81	8/2/2009
	4,304	—		$9.11	9/21/2009
	12,913			$6.46	2/18/2010
	895			$6.64	5/1/2010
	1,875	5,625		$19.76	3/9/2014
	—	12,941	(4)	$13.04	3/6/2015

Christine A. Morena	3,750	11,250		$19.76	3/9/2014	78,066	(9)	$196,726	30,197	(3)	$76,096
	—	20,131	(4)	$13.04	3/6/2015

Carolyn R. Biggs	25,823	—		$16.45	4/30/2009	—		—	—		—
	16,054	—		$19.76	4/30/2009
	9,509	—		$13.04	4/30/2009

(1)	Based on the NYSE closing price as of January 30, 2009 of $2.52.
(2)	Consists of (i) 2,000 shares of restricted stock which will vest upon retirement; and (ii) 151,875 performance shares granted on March 9, 2007, the earning of which was based on achievement of 2007 Company performance criteria and which are subject to a three-year restriction period ending on March 8, 2010.
(3)	Consists of performance shares granted on March 6, 2008 based on the maximum level of performance. The performance criteria for the shares were not met and accordingly no shares were earned.
(4)	Stock option award vesting in four equal annual installments commencing on March 6, 2009.
(5)	Consists of (i) 50,000 shares of phantom stock granted on April 17, 2007, which are the economic equivalent of one share of Common Stock per phantom share, which will vest in 2 equal installments on May 4, 2009 and May 4, 2010; (ii) 57,516 shares of restricted stock granted on March 6, 2008 which will vest in three equal installments commencing on the third anniversary of the date of grant; and (iii) 19,688 performance shares granted on April 17, 2007, the earning of which was based on achievement of 2007 Company performance criteria and which are subject to a three-year restriction period ending on April 16, 2010.

(6)	Consists of (i) 75,000 shares of restricted stock granted on July 25, 2007 which will vest in three equal annual installments commencing on the third anniversary of the date of grant; (ii) 50,000 shares of restricted stock granted on March 6, 2008 which will vest in three equal installments commencing on the third anniversary of the date of grant; and (iii) 97,500 performance shares granted on March 9, 2007, the earning of which was based on achievement of 2007 Company performance criteria and which are subject to a three-year restriction period ending on March 8, 2010.
(7)	Consists of (i) 75,000 performance shares granted on July 25, 2007 which will vest in three annual installments commencing on the third anniversary of the date of grant based on the average annual compound growth rate of the price of the Company’s Common Stock and (ii) 172,547 performance shares granted on March 6, 2008 based on the maximum level of performance, however, the performance criteria for the shares were not met and accordingly no shares were earned.
(8)	Consists of (i) 18,000 shares of restricted stock granted on November 27, 2006 which will vest in two equal installments commencing on the third anniversary of the date of grant; (ii) 95,859 shares of restricted stock granted on March 6, 2008 which will vest in three equal installments commencing on the third anniversary of the date of grant; and (iii) 5,625 performance shares granted on March 9, 2007, the earning of which was based on achievement of 2007 Company performance criteria and which are subject to a three-year restriction period ending on March 8, 2010.
(9)	Consists of (i) 10,000 shares of restricted stock granted on January 2, 2007 which will vest on January 1, 2010; (ii) 2,222 shares of restricted stock granted on March 9, 2007 which will vest on March 8, 2010; (iii) 38,344 shares of restricted stock granted on March 6, 2008 which will vest in three equal installments commencing on the third anniversary of the date of grant; (iv) 15,000 performance shares granted on January 2, 2007, the earning of which was based on achievement of 2007 Company performance criteria and which are subject to a three year restriction period ending on January 1, 2010; and (v) 12,500 performance shares granted on March 9, 2007, the earning of which was based on achievement of 2007 Company performance criteria and which are subject to a three-year restriction period ending on March 8, 2010.

Option Exercises and Stock Vested—2008

The following table provides information regarding the exercise of stock options by the Named Executive Officers during 2008 and the vesting of restricted stock awards held by the Named Executive Officers during 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Stephen I. Sadove	25,823	$19,625	95,140		$1,210,181
Kevin G. Wills	—	—	25,000	(1)	$337,250
Ronald L. Frasch	—	—	—		—
Robert T. Wallstrom	757	$4,326	—		—
Christine A. Morena	—	—	—		—
Carolyn R. Biggs	—	—	69,959		174,898

(1)	On May 4, 2008, Mr. Wills vested in 25,000 shares of phantom stock, which are the economic equivalent of one share of Common Stock per phantom share.

Pension Benefits—2008

The following table provides information with respect to the present value of accumulated benefits payable to the Named Executive Officers under the Saks Fifth Avenue Pension Plan (the “SFA Pension Plan”), which is a qualified retirement plan. The SFA Pension Plan is a defined benefit cash balance plan, which was converted from a traditional defined benefit pension plan in 1998. The calculation of a participant’s pension benefit is determined, in part, by the number of years of Credited Service earned by such Named Executive Officer. The values reflected below represent the greater of the present value of the grandfathered traditional defined benefit annuity or the participant’s cash balance account, determined using interest rate and mortality rate assumptions consistent with those used in the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2008. Other assumptions used in the calculation of the amounts under the SFA Pension Plan are included in footnote 8 to the Financial Statements included in the Company’s Annual Report on Form 10-K for 2008. The SFA Pension Plan provides for an immediate lump sum payment of benefits upon termination from the Company; or payments in the form of a monthly annuity at age 65 or as early as age 55 if the participant satisfies the SFA Pension Plan’s early retirement provisions. The monthly annuity can be paid for the participant’s lifetime or the joint lifetime of the participant and his or her designated beneficiary. During 2006, the Company froze benefit accruals for all participants, except for those who have attained age 55 and completed 10 years of service as of December 31, 2006 and who continue to be “non-highly compensated employees” as defined under the SFA Pension Plan. In January 2009, the Company suspended future benefit accruals for the remaining participants in the SFA Pension Plan effective March 13, 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Stephen I. Sadove	—	—	—	—
Kevin G. Wills	—	—	—	—
Ronald L. Frasch	—	—	—	—
Robert T. Wallstrom	—	—	—	—
Christine A. Morena	—	—	—	—
Carolyn R. Biggs	Saks Fifth Avenue Pension Plan	13	68,530	—

Nonqualified Deferred Compensation—2008

For the Named Executive Officers participating in the Saks Incorporated Deferred Compensation Plan, or DCP, the following table provides information regarding executive and Company contributions, plan earnings, withdrawals and distributions during 2008, and aggregate DCP balances at January 31, 2009.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)(4)	Aggregate Balance at Last Fiscal Year-End ($)
Stephen I. Sadove	—	$20,750	$(2,852,992)	$(111,565)	$3,257,619
Kevin G. Wills	—	$9,500	$(211,472)	$(326,561)	$9,439
Ronald L. Frasch	—	$20,500	$(132)	—	$20,368
Robert T. Wallstrom	—	$4,163	$(27)	—	$4,136
Christine A. Morena	—	$4,167	$(27)	—	$4,140
Carolyn R. Biggs	$259,915	$3,400	$(585,546)	$(38,844)	$795,178

(1)	These amounts are shown as “Salary,” “Bonus,” or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)	The DCP was amended effective January 1, 2008 to provide for lost Company matching contributions under the 401(k) Plan to be made to the DCP on behalf of certain DCP participants. In 2009, the Company suspended the Company matching contributions to the 401(k) Plan and the lost matching contributions amounts into the DCP in conjunction with the Company’s expense reduction initiatives.
(3)	Aggregate earnings reflect (i) appreciation/depreciation in the price of the Common Stock to the extent the Named Executive Officer’s DCP balance is credited with gains and losses as if invested in the Common Stock, and (ii) all other earnings with respect to the Named Executive Officer’s DCP balance.
(4)	The Named Executive Officers received distributions in connection with the following: (i) the deferral of a restricted stock grant by Mr. Sadove in 2004; (ii) the deferral of compensation for Mr. Wills (deferred in 2002, 2003, 2004, 2005, 2006, and 2007).

The DCP is a nonqualified deferred compensation plan pursuant to which a full-time salaried employee, who is designated as eligible to participate by the committee appointed by the Board of Directors of the

Company to administer the DCP, may elect to defer, on a pre-tax basis, up to 90% of base salary and up to 100% of their annual bonuses. Non-employee directors of the Company are also eligible to participate in the DCP and may elect to defer, on a pre-tax basis, up to 100% of their retainers and attendance fees. The committee, in its discretion, may also permit a participant to defer compensation payable in the form of a grant of Common Stock. The Company may, at the discretion of the Board, also make matching employer contributions and other employer contributions to the DCP on behalf of participants. The DCP allows participants to defer compensation and/or stock grants into either a retirement class share (payable at retirement) or in-service class share (payable while employed, based on the beginning payout date selected) account. Participants can elect to have payments from either of these accounts made in either a one-time lump sum distribution or in annual installments. Participants elect the year in which in-service class share installments are to commence.

Amounts deferred under the DCP are credited with earnings associated with hypothetical investment options elected by the participant from a variety of investment funds. Deferred grants of shares of Common Stock are credited with gains and losses as if such amounts were invested in shares of Common Stock. Any dividends that would be credited to shares of Common Stock are deemed to be reinvested in additional shares. Participants have a one-time election opportunity to transfer amounts that are deemed to be invested in shares of Common Stock to other investment options available under the plan.

Under the DCP, distributions cannot commence sooner than twelve months from the end of the period in which the income has been deferred. In the event of a financial hardship, a participant can elect to receive a distribution in advance of the previously elected distribution date. Distributions are generally made as soon as possible after January 31, based on the account value as of the last business day in January. Distributions of a participant’s entire account balance will occur in the event of termination of employment, permanent disability, or death.

The DCP is “unfunded” for tax purposes. As a consequence, participant account balances maintained under the DCP are merely bookkeeping entries that measure the Company’s obligation to the plan participants.

Employment Agreements

During 2008, all of the Named Executive Officers were employed pursuant to agreements with the Company. On July 31, 2007, the Company entered into employment agreements with Messrs. Sadove and Frasch. Mr. Sadove’s employment agreement continues until terminated in accordance with its terms and provides for a salary of not less than $1,060,000 per year, an annual bonus having a target value of not less than 150% of salary, an annual long-term equity incentive award having a target value of not less than $3,375,000 and other benefits, including transportation services, reimbursement for financial and tax planning services and annual physical examinations and five weeks of paid vacation per calendar year. Mr. Frasch’s employment agreement, which continues until terminated in accordance with its terms, provides for a salary of not less than $1,050,000 per year, an annual bonus having a target value of not less than 75% of salary, an annual long-term equity incentive award having a target value of not less than $1,000,000, other benefits similar to those of Mr. Sadove and two special equity awards. The special equity awards consist of: i) 75,000 shares of restricted stock vesting in three equal annual installments commencing on the third anniversary of the date of grant and ii) 75,000 performance shares vesting in three installments commencing on the third anniversary of the date of grant based on the average annual compound growth rate of the price of the Common Stock.

On April 17, 2007, the Company and Mr. Wills entered into an employment agreement. The employment agreement, which has no term, provides for a base salary of not less than $600,000 per year, an annual bonus having a target value of not less than 60% of base salary, with a $150,000 guaranteed minimum bonus for the Company’s 2007 fiscal year. The agreement also provides that until November 2009 Mr. Wills will be reimbursed for the costs (grossed up for taxes) of temporary housing in New York City and air travel to and from Birmingham, Alabama. In addition, under the agreement the Company awarded Mr. Wills 13,125 performance shares pursuant to the 2004 Incentive Plan with respect to 2007, 13,125 stock options, and 75,000 phantom shares, and cancelled 10,000 unvested shares of restricted stock. The performance shares have a one-year performance period, and earned shares are subject to a two-year restriction period, and include performance targets and performance measures determined by the HRCC. The stock options vest in four equal consecutive annual installments of whole shares beginning on May 4, 2008 and the phantom shares are payable in cash within five business days after each of May 4, 2008, May 4, 2009 and May 4, 2010. In consideration of Mr. Wills’ execution and delivery of his employment agreement and the cancellation of his prior employment agreement, dated June 8, 2006, the Company made a one-time payment to Mr. Wills of $2,127,921. The Company may terminate Mr. Wills’ employment agreement at any time without cause and Mr. Wills may terminate the employment agreement for good reason.

Each of the other Named Executive Officers has employment agreements with the Company which set forth such Named Executive Officer’s minimum base salary, bonus potential, entitlement to participate in the Company’s benefit plans, equity awards, severance benefits and change-in-control protections. The minimum base salaries for the other Named Executive Officers specified in their employment agreements are: Mr. Wallstrom, $390,000; and Ms. Morena, $425,000. Each of Mr. Wallstrom’s and Ms. Morena’s employment agreement provides for an annual bonus opportunity having a target value of not less than 40% and 50% of base salary, respectively.

In addition to the compensation and benefits described above, each of Messrs. Sadove, Frasch and Wallstrom and Ms. Morena, will be entitled to be reimbursed for annual financial and tax planning services and tax preparation services, receive payment for the cost of annual physical examinations, participate in each employee benefit plan and to receive each benefit that the Company provides to senior executives at the level of each Named Executive Officer’s position. Mr. Sadove is also entitled to transportation or a transportation allowance. Mr. Wills’ employment agreement provides for reimbursement for annual personal income tax preparation services. Each of the employment agreements of Messrs. Sadove, Frasch and Wallstrom and Ms. Morena provides that if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (as defined in each of the employment agreements), the executive would be entitled to receive:

•	two times salary and one times target bonus, payable in 24 equal monthly installments;

•	the bonus earned for the prior fiscal year if not yet paid;

•	a prorated bonus for the fiscal year in which the termination occurs if such termination occurs in the second six months of such fiscal year;

•	prorata vesting of equity awards, except for earned performance shares, which vest in full;

•	reimbursement for the cost of medical coverage for the executive and his or her dependents for 18 months; and

•	the Company’s normal associate discount for the executive’s lifetime.

Each of the employment agreements also provide that if the executive’s employment is terminated without cause or for good reason in anticipation of, upon or following a “change in control” (as defined in each of the agreements), the executive would be entitled to receive the payments and benefits described above, except:

•

the severance payment would be paid in a lump sum and, in the case of Mr. Sadove, would be equal to two times salary and two times target bonus if the termination occurs in the calendar year in which the change in control occurs or in either of the next two calendar years, and two times salary and one times target bonus if the termination occurs thereafter, and, in the case of Messrs. Frasch and Wallstrom and Ms. Morena, two times base salary and one times target bonus;

•	the prorated bonus for the fiscal year in which the termination occurs would be paid, irrespective of whether the termination occurs in the first or second six months of such fiscal year; and

•

unless equity awards vested in full upon a change in control in which the shareholders of the Company received consideration other than publicly-traded common stock, equity awards would vest in full upon such termination of employment, except for Mr. Frasch’s two special equity awards which would vest pro rata plus one year of additional vesting. Equity awards also would vest in full in the event of termination due to retirement on or after age 65, death or disability, except for Mr. Frasch’s special equity awards which would vest pro rata.

If Mr. Wills’ employment agreement is terminated without cause or he terminates agreement for “good reason” as defined under the agreement, the Company will pay Mr. Wills an amount equal to two times his base salary and one times target bonus potential, and all unvested phantom share, unvested stock option, and unvested restricted stock awards will vest on a pro rata basis and all earned but unvested performance share awards will fully vest. If termination without cause occurs in anticipation of, or upon or following, a change in control or Mr. Wills terminates his own employment for good reason, the Company will pay Mr. Wills an amount equal to three times his base salary (two times if termination occurs after April 17, 2012) and one times target bonus potential, and all unvested phantom share, unvested stock option, unvested restricted stock, and earned but unvested performance share awards, and the target amount of unearned and unvested performance share awards, will fully vest. If Mr. Wills’ employment is terminated without cause or for good reason, Mr. Wills is also entitled to (i) participate in the Company’s medical plan with family coverage, for 18 months from the date of termination and, if he has not obtained equivalent medical coverage at the end of the 18-month period, the Company will pay to him a lump sum amount, not to exceed $250,000, sufficient to enable him to obtain equivalent medical coverage for an additional 18-month period, and (ii) outplacement services for a six-month period. In addition, Mr. Wills would be entitled to receive the normal associate discount in effect from time to time applicable to active associates of the Company or its successors.

For information concerning the benefits to which a Named Executive Officer may become entitled to receive after a change in control, see “Executive Compensation—Potential Payments Upon Termination or Change in Control.” The determination of the payments amounts and benefits to the Named Executive Officers upon termination or change in control is based upon an analysis of competitive practices for such payments for positions at the level of the Named Executive Officers.

Each of the employment agreements also provides for specified gross-up payments for excise taxes incurred under Section 4999 of the Code, a confidentiality obligation, non-disparagement, non-solicitation and non-competition obligations for 12 months following termination of employment, the advancement of attorneys’ fees in the event of a dispute under the employment agreement and an obligation to cooperate with the Company following termination of employment in consideration for the payment of $4,000 per day ($375 per hour in the case of Mr. Wills).

On June 13, 2008, the Company and Carolyn Biggs, the former Executive Vice President of Stores, agreed to the terms of Ms. Biggs’ departure from the Company, effective January 31, 2009, by entering into an amendment to her employment agreement with the Company. Ms. Biggs’ employment agreement provided for a minimum base salary of $450,000 and an annual bonus target opportunity of 50% of base salary and similar provisions with respect to severance and other benefits as included in the employment agreements of the other Named Executive Officers. The amendment modified the standard employment agreement to provide for the payment of at least the target amount of Ms. Biggs’ bonus ($230,625) for 2008 under the 2007 Senior Executive Bonus Plan, and the vesting of at least the target number of the performance shares (20,131) issued as part of the Company’s 2008 performance share program. The amendment also extended the period for reimbursement of Ms. Biggs’ cost of medical coverage for her and her dependents until the end of the third month following the month in which she reaches the age of 65. In consideration for these benefits, the amendment provided for the extension of Ms. Biggs’ non-disparagement, non-solicitation and non-competition obligations for an additional 12 months for a total duration of 24 months after her termination of employment. Ms. Biggs’ termination of employment was deemed a termination “without cause” pursuant to the terms of her employment agreement, which provided for the pro rata vesting of her awards of restricted stock and stock options. In accordance with the employment agreement, Ms. Biggs forfeited a portion of her equity awards, including approximately 79,781 shares of restricted stock, upon her termination.

Potential Payments Upon Termination or Change in Control

The following table quantifies benefits that would have been payable to each Named Executive Officer under the scenarios set forth below as if the Named Executive Officer’s employment had terminated on January 31, 2009.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Retirement	Death	Disability	Termination without Good Reason	Termination For Cause
Stephen I. Sadove	Severance pay (1)	$3,710,000	$5,300,000	$—	$—	$—	$—	$—
	Bonus pay	$1,590,000	$1,590,000	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$387,765	$387,765	$387,765	$387,765	$387,765	$—	$—
	Health care benefits continuation (3)	$24,663	$24,663	$—	$—	$—	$—	$—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$5,712,428	$7,302,428	$387,765	$387,765	$387,765	$—	$—

Kevin G. Wills	Severance pay (1)	$1,599,000	$2,214,000	$—	$—	$—	$—	$—
	Bonus pay	$—	$—	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$102,577	$320,554	$—	$320,554	$320,554	$—	$—
	Health care benefits continuation (3)	$22,690	$22,690	$—	$—	$—	$—	$—
	Outplacement services (4)	$15,000	$15,000	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$1,765,480	$2,572,244	$—	$320,554	$320,554	$—	$—

Ronald L. Frasch	Severance pay (1)	$2,887,500	$2,887,500	$—	$—	$—	$—	$—
	Bonus pay	$787,500	$787,500	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$425,757	$620,535	$425,757	$425,757	$425,757	$—	$—
	Health care benefits continuation (3)	$22,690	$22,690	$—	$—	$—	$—	$—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$4,175,946	$4,370,725	$425,757	$425,757	$425,757	$—	$—

Christine A. Morena	Severance pay (1)	$1,089,063	$1,089,063	$—	$—	$—	$—	$—
	Bonus pay	$217,813	$217,813	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$113,216	$196,726	$196,726	$196,726	$196,726	$—	$—
	Health care benefits continuation (3)	$—	$—	$—	$—	$—	$—	$—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$1,420,091	$1,503,601	$196,726	$196,726	$196,726	$—	$—

Robert T. Wallstrom	Severance pay (1)	$959,400	$959,400	$—	$—	$—	$—	$—
	Bonus pay	$159,900	$159,900	$—	$—	$—	$—	$—
	Accelerated options/restricted stock/performance share vesting (2)	$100,190	$301,100	$301,100	$301,100	$301,100	$—	$—
	Health care benefits continuation (3)	$22,690	$22,690	$—	$—	$—	$—	$—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$1,242,180	$1,443,090	$301,100	$301,100	$301,100	$—	$—

(1)	Under the terms of each Named Executive Officer’s employment agreement, in the event of termination prior to a change in control, each executive would be entitled to severance and bonus payments equal to two times base salary plus one times bonus target. In anticipation of, upon, or following change in control: (i) Mr. Sadove would be entitled to two times base salary plus two times target bonus; (ii) Each of Messrs. Frasch and Wallstrom and Ms. Morena would be entitled to two times base salary plus one times target bonus (iii) Mr. Wills would be entitled to three times base salary plus one times target bonus. In the event of termination of employment due to retirement, death or disability, no severance would be paid to any of the Named Executive Officers.
(2)	The total value of accelerated restricted and/or performance shares is based on shares outstanding as of January 31, 2009 as shown in the “Outstanding Equity Awards at Fiscal Year End—2008” table. Value is determined by multiplying the number of shares, the vesting of which has been accelerated, by the closing price of the Common Stock on January 30, 2009.
(3)	Health Care Benefits continuation value is based on 18 months of medical COBRA coverage calculated using the current monthly COBRA rate.
(4)	Outplacement services for Mr. Wills are contractual and based on a six-month rate with the Company’s current vendor.

See “Executive Compensation—Employment Agreements” for an explanation of the specific circumstances that would trigger payments or the provision of other benefits, including perquisites and health-care benefits, to each of the Named Executive Officers upon termination without cause or for good reason (before and after a change in control), voluntary termination, death, disability, and change in control. In addition, see “Executive Compensation—Employment Agreements” for a description of payments and other benefits provided to Ms. Biggs in connection with her termination of employment with the Company.

The 2004 Incentive Plan provides that in the event of a change in control the treatment of awards will be determined by the Board of Directors and will depend on the nature of the transaction or event and the consideration being received by shareholders. As described below, awards will vest either upon a change in control or upon a termination of employment or termination of service on the Board of Directors within two years following a change in control, depending upon the transaction or event giving rise to the change in control, the type of award and the nature of the termination of employment.

In the case of a merger or similar transaction in which the shareholders do not receive publicly traded common stock, all outstanding awards, other than performance-based awards, will be vested in full and “cashed-out” by the Company. Performance-based awards will be vested based on the portion of the performance period that has elapsed as of the date of the change in control.

In the case of a merger or similar transaction in which the shareholders receive publicly traded common stock of the acquiring company, options, stock appreciation rights, and other awards payable in such common stock will be substituted for options, rights and other awards under the 2004 Incentive Plan, except for performance-based awards. Performance-based awards will continue as performance-based awards if the acquiring company substitutes comparable performance measures. If the acquiring company does not substitute comparable performance measures, only the time-based restrictions of such awards will continue.

Except as described above, options and stock appreciation rights will not become exercisable in full and other awards will not vest upon a change in control, but if the employment or service of the holder of an award is terminated within two years following the occurrence of such change in control under circumstances, in the case of an employee, in which such employee is entitled to receive a severance payment, and under all circumstances in the case of a director, awards held by such holder will be vested in full (except for performance-based awards) and, in the case of options and stock appreciation rights, the holder will have three years in which to exercise such awards. Performance-based awards will be vested based on the portion of the performance period that has elapsed as of the date of the termination of employment or service on the Board of Directors.

The employment agreements with each of the Named Executive Officers provide that the Company’s obligation to pay, and otherwise make available to, the executive the severance benefits described in the Employment Agreement is subject to the Company’s receipt of a written release, executed and delivered by the executive, in which the executive releases the Company and its affiliates from all claims of, and liabilities and obligations to, the executive arising out of his or her employment agreement.

Each of the employment agreements with the Named Executive Officers generally provides for the following:

•	The executive will maintain the confidentiality of the Company’s proprietary and confidential information;

•

For one year following termination of employment each executive will not engage in specified categories of associations with specified competitors, will not disparage the Company, and will not solicit any employee of the Company to leave that employment;

•

Except for the Company’s right to an injunction to prevent any violation of the executive’s covenants with respect to non-competition, non-solicitation, confidentiality and non-disparagement, all disputes and controversies between the Company and the executive, whether relating to the executive’s employment agreement or otherwise, will be settled by arbitration;

•

If any executive brings an action to enforce his rights under his Employment Agreement, the Company will reimburse the executive for his costs, including attorney’s fees, incurred, with interest thereon, provided that if such action includes a finding denying the executive’s claims in total, the executive will be required to reimburse the Company over a 12-month period; and

•

The executive will reasonably cooperate in good faith with the Company as and when requested by the Company with regard to all current and future internal and government inquiries and investigations, litigation and administrative agency proceedings, and other legal or accounting matters and, following termination of the Employment Agreement, the Company will reimburse the executive for his or her reasonable out-of-pocket expenses and, except in specified situations, pay the executive for his or her services $4,000 per day ($375 per hour with respect to Mr. Wills).

Indemnification Agreements

The Company has entered into indemnification agreements (the “Indemnification Agreements”) with each of the Company’s non-employee directors and each of the Named Executive Officers (each an “Indemnitee”). Each of the Indemnification Agreements provides, among other things, that the Indemnitee shall have a contractual right (i) to indemnification to the fullest extent permitted by applicable law for losses suffered or expenses incurred in connection with any threatened, pending, or completed litigation or other proceeding relating to the Indemnitee’s service as a director or officer of the Company, (ii) subject to certain limitations and procedural requirements, to the advancement of expenses paid or incurred in connection with such litigation or other proceeding, (iii) to certain procedural and other protections effective upon a change in control of the Company, including but not limited to the creation of a trust for the benefit of the Indemnitee, and (iv) to coverage under the Company’s directors’ and officers’ insurance policy, to the extent that the Company maintains such an insurance policy.

Director Compensation

Each director who is not employed by the Company receives an annual fee of $50,000, $2,000 for attendance at each Board meeting and $2,000 for attendance at each meeting of a committee of which the director is a member (and $1,000 for participation by telephone in a Board or committee meeting). In addition, the Audit Committee Chairperson receives an additional annual fee of $15,000, the HRCC Chairperson receives an additional annual fee of $10,000, and the Finance Committee Chairperson receives an additional annual fee of

$7,500. The Lead Director of the Company, who is also the Chairperson of the Corporate Governance Committee pursuant to its charter, receives an additional annual retainer of $20,000. Directors are reimbursed for expenses in connection with their services as directors of the Company. Directors not employed by the Company may elect to receive fees in cash or to participate in the DCP.

Upon initial election or appointment to the Board, each non-employee director is awarded 5,000 shares of restricted stock. The restriction period is ten years, with 30% lapsing on the third anniversary and 10% lapsing on each anniversary date of the award thereafter. The restrictions will fully lapse on the earlier of the tenth anniversary of the grant date or upon retirement. Immediately following each annual meeting of shareholders, each non-employee director is also awarded 4,000 shares of restricted stock that vests 100% in 3 years. Directors are required to hold the shares until they leave the Board upon retirement or resignation from the Board. Directors may elect to defer awards of restricted stock into the DCP. All restricted stock awards to directors are made under the 2004 Incentive Plan.

The HRCC periodically reviews the compensation program for non-employee directors in comparison to the practices of a select group of retailers including Abercrombie & Fitch Co., Aeropostale Inc., American Eagle Outfitters, Inc., Ann Taylor Stores Corporation, Liz Claiborne, Inc., Coach, Inc., Tommy Hilfiger, J Crew Group, Inc., Limited Brands Inc., Macy’s, Inc., New York & Co., Nordstrom, Inc., Phillips Van Heusen Corporation, Polo Ralph Lauren Corporation, and Williams Sonoma Inc., and based upon this review, the HRCC recommends to the Board of Directors adjustments to the compensation of non-employee directors to bring director compensation in line with competitive practices. The pay objective for non-employee directors is to provide a competitive level and mix of compensation that enhances the Company’s ability to attract and retain highly qualified directors. The mix of compensation reinforces the alignment of directors’ interests with those of shareholders through the granting of restricted stock, provides cash compensation which reflects the demands on the directors in serving on the Board of Directors and on Board committees, and provides additional incentive for those directors who serve as chairs of the various Board committees. In 2008, no changes were made to director compensation.

Director Compensation—2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Stanton J. Bluestone (4)	$35,833	—	—	—	$35,833
Robert B. Carter	$84,000	$51,000	—	—	$135,000
Ronald de Waal	$62,000	$51,000	—	—	$113,000
Michael S. Gross	$74,000	$51,000	—	—	$125,000
Donald E. Hess	$107,000	$51,000	—	—	$158,000
Marguerite W. Kondracke	$84,000	$51,000	—	—	$135,000
Jerry W. Levin	$80,000	$51,000	—	—	$131,000
Nora P. McAniff	$83,000	$51,000	—	—	$134,000
C. Warren Neel	$98,000	$51,000	—	—	$149,000
Christopher J. Stadler	$84,000	$51,000	—	—	$135,000

(1)	A restricted stock award was granted to each director on June 4, 2008 at a grant date fair value of $12.75 per share. The stock will vest upon retirement from the Board. Mr. Carter (4,000 shares); Mr. de Waal (4,000 shares); Mr. Gross (4,000 shares); Mr. Hess (4,000 shares); Ms. Kondracke (4,000 shares); Mr. Levin (4,000 shares); Ms. McAniff (4,000 shares); Dr. Neel (4,000 shares); and Mr. Stadler (4,000 shares).
(2)	Aggregate option and unvested stock holdings for each director as of Fiscal 2008 year end are as follows: Mr. Carter (19,000 shares); Mr. de Waal (37,187 options, 22,000 shares); Mr. Gross (24,101 options, 16,000 shares); Mr. Hess (49,924 options, 12,000 shares); Ms. Kondracke (9,639 options, 16,000 shares); Mr. Levin (9,000 shares); Ms. McAniff (13,773 options, 13,600 shares); Dr. Neel (16,000 shares); and Mr. Stadler (24,101 options, 16,000 shares).

(3)	The amounts shown in this column reflect restricted stock awards granted in 2008. The amounts are based on the amount recognized for financial statement reporting purpose during 2008 pursuant to FAS 123(R).
(4)	Mr. Bluestone retired from the Board of Directors on June 4, 2008.

Certain Transactions and Other Matters

The Company or one of its subsidiaries may occasionally enter into transactions with “related persons.” Related persons include the Company’s executive officers, directors, nominees for directors, 5% or more beneficial owners of the Common Stock, and immediate family members of these persons. Transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest are considered “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related-Person Transaction Policy by the Audit Committee of the Board of Directors or, if the Audit Committee of the Board of Directors determines that the approval or ratification of such related-person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members. The Company’s Related-Person Transaction Policy is available at www.saksincorporated.com.

In accordance with the Company’s Related-Person Transaction Policy, the Audit Committee considers all relevant factors when determining whether to approve a related-person transaction including, without limitation, the following:

•	the nature and extent of the Company’s participation in the transaction;

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction involves a conflict of interest or the appearance of a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

On September 12, 2006, Saks & Company (“Saks & Co.”), a wholly owned subsidiary of the Company, entered into a Consulting and License Agreement (the “License Agreement”) with Operadora de Tiendas Internacionales, S.A. de C.V. (“OTI”), which was later amended to add as a licensee Prestadora de Servicios OTI, S.A. de C.V. (“PSO”, and together with “OTI”, the “Licensees”). The licensees are both controlled by the Slim family, an owner of more than 5% of the Company’s Common Stock. See “Outstanding Voting Securities.” The License Agreement grants the Licensees jointly a non-transferable, non-assignable and non-sublicensable exclusive license to use “Saks Fifth Avenue” and related trademarks with respect to a retail location in the Santa Fe development in Mexico City, Mexico (the “Santa Fe Location”) to be operated by the Licensees using the same standard of quality embodied by the flagship Saks Fifth Avenue Store on Fifth Avenue in New York. Once the Licensees open the Santa Fe Location and achieve sales of $50 million, they will have the right, subject to Saks & Co.’s approval in its sole discretion and the satisfaction of other conditions, to open one or more additional retail locations in Mexico. The License Agreement has an initial term of 15 years and the Licensees have an option to extend the term for an additional 10 years. Saks & Co. has approval rights over all material aspects of the operation of retail locations covered by the License Agreement, including store design and construction, décor, marketing, merchandise planning, and management selection. As consideration for the license grant, the Licensees will pay Saks & Co. an annual $500,000 license fee (which is subject to CPI adjustment during the renewal term), plus a percentage of net sales over a base amount, and consulting fees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock.

To the Company’s knowledge, based solely on a review of reports filed during or with respect to the Company’s fiscal year ended January 31, 2009 by the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock, and written representations by directors and executive officers that no other reports were required to be filed, all Section 16 filing requirements applicable to the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock were satisfied.

SHAREHOLDER PROPOSALS

The following proposals were submitted by shareholders. We include each proposal and any supporting statement exactly as submitted by the proponent for the proposal. To ensure readers can easily distinguish between material provided by each proponent and material provided by the Company, we placed a box around material provided by each proponent.

(Item 4)

PROPOSAL BY A SHAREHOLDER CONCERNING CUMULATIVE VOTING

Mrs. Evelyn Y. Davis, 2600 Virginia Avenue, NW, Suite 215, Washington, D.C. 20037, owner of 4,000 shares of the Company’s Common Stock, submitted the following proposal, which is OPPOSED by the Board of Directors:

RESOLVED: “That the stockholders of SAKS INC., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 39,610,939 shares, representing approximately 31.3% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Statement Against Shareholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

This same proposal has been submitted at each Annual Meeting of Shareholders since 2002 and was rejected by shareholders at each meeting.

The Board of Directors believes that the present system of voting for directors is more likely to assure that the Board will act in the interests of all of the Company’s shareholders.

Cumulative voting could make it possible for an individual shareholder or group of shareholders with special interests to elect one or more directors to the Company’s Board of Directors. Such a shareholder or group could have goals that were inconsistent, and could conflict, with the interests and goals of the majority of the Company’s shareholders. A system of cumulative voting could also result in more adversarial relationships among directors, which could diminish the Board’s effectiveness. Moreover, directors elected by cumulative voting may feel an obligation to represent the special interest groups that elected them rather than all shareholders generally. By contrast, the present system of voting utilized by the Company and by most major publicly traded corporations promotes the election of a more effective Board of Directors in which each director represents the shareholders as a whole.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL (Item 4).

(Item 5)

PROPOSAL BY A SHAREHOLDER CONCERNING MAJORITY VOTING FOR THE ELECTION OF DIRECTORS

The New England Carpenters Pension Fund, 350 Fordham Road, Wilmington, MA 01887, which owns 600 shares of the Company’s Common Stock, submitted the following proposal, which is OPPOSED by the Board of Directors:

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Saks Incorporated (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s charter to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot. Gannett, Marathon Oil, and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.

Statement Against Shareholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

In each of the last ten years, every director nominee has received the affirmative vote of a substantial majority of the shares entitled to vote and present in person or by proxy at the annual meeting of shareholders. This proposal would have had no effect on the outcome of our election process for those elections. Moreover, the Company’s Board of Directors has historically been comprised of highly qualified directors, a majority of whom have been “independent” within the meaning of standards adopted by the New York Stock Exchange. Each of these directors was elected by plurality vote. Since the Company’s shareholders have a history of electing highly qualified, independent directors under the current plurality system, a change in the voting requirement is not necessary to improve our corporate governance processes.

In addition, plurality voting for the election of directors provides a more democratic process for the election of directors. Under the proposal, in an uncontested election a few large shareholders could thwart the will of the Company’s voting shareholders by withholding votes for a Board’s nominee. Such an action would prevent the nominee from receiving the affirmative vote of a majority of the votes cast at the annual meeting and the nominee would not be elected even if such nominee was otherwise supported by other shareholders and no alternative nominee was on the ballot. Given the current concentration of share ownership, the Company believes the plurality standard is appropriate.

The system of plurality voting, which the proponent seeks to replace, not only has long been the accepted system among companies comparable to the Company, but it is also the “default” under the laws of the state of Tennessee. Even if the Company were to take steps to try to implement a variation of the majority vote standard, Tennessee corporate law would require the Company to amend its charter to effect such a change, which would require the affirmative vote of a majority of the votes entitled to be cast.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL (Item 5).

(Item 6)

PROPOSAL BY A SHAREHOLDER CONCERNING THE DECLASSIFICATION OF THE BOARD OF DIRECTORS

P. Schoenfeld Asset Management LLC, 1350 Avenue of the Americas, 21st Floor, New York, NY 10019, beneficial owner of 2,123,871 shares of the Company’s Common Stock, submitted the following proposal, which the Board of Directors makes no recommendation with respect to:

Proposal to Declassify the Board of Directors of the Company

P. Schoenfeld Asset Management LLC, intends to present the following proposal for approval by Saks shareholders at the 2009 Annual Meeting:

BE IT RESOLVED, that the shareholders of Saks Inc. request the board of directors to take the necessary steps to propose to the shareholders the adoption of an amendment to the certificate of incorporation declassifying the board of directors and establishing the annual election of all directors. Under this amendment, directors would be elected to one-year terms, beginning at the earliest possible annual meeting of shareholders consistent with Tennessee law.

Supporting Statement

A fundamental tenet of corporate governance is that shareholders should be able to hold directors accountable for their performance and the performance of the executives they appoint. P. Schoenfeld Asset Management (“PSAM”) believes that the Company’s classified board prevents shareholders from exercising this right with respect to two-thirds of the company’s directors in any year. PSAM believes that corporate governance best practices now include the annual election of directors and that there is a beneficial trend among large corporations, including major retailers, to eliminate the classified board.

PLEASE VOTE FOR THIS PROPOSAL IF YOU BELIEVE THE BOARD OF DIRECTORS SHOULD PROPOSE TO THE SHAREHOLDERS THE ADOPTION OF AN AMENDMENT TO DECLASSIFY THE BOARD OF DIRECTORS.

Statement Regarding Shareholder Proposal

The Board of Directors makes no recommendation regarding this proposal.

At the Company’s 1997 Annual Meeting of Shareholders, the Company’s shareholders approved, and the Company thus implemented, the Board of Directors’ proposal to amend the Company’s Charter to provide for a classified Board of Directors. At that time, the Board of Directors recommended that the Company’s shareholders vote “for” the classified board proposal because the Board believed that a classified board would be advantageous to the Company and its shareholders for the following reasons:

•

A classified board would facilitate director continuity and experience, because a majority of the Company’s directors at any given time would have prior experience as members of the Board of Directors. The Board of Directors believed that this would enhance the likelihood of continuity in Board-formulated policies.

•

A classified board would encourage those who might seek to acquire control of the Company to initiate such an acquisition through negotiations with the Board of Directors, assuring sufficient time for the Board to review the proposal and recommend appropriate alternatives. The Board of Directors believed that a classified board would be in a better position to protect the interests of all of the Company’s shareholders.

Although the Board of Directors believes that the reasons for the Company’s classified board remain valid, the Board of Directors is not making a recommendation regarding this shareholder proposal so that the Board may obtain a shareholder vote concerning the classified Board of Directors without a Board recommendation.

In accordance with our Amended and Restated Charter and Tennessee law, we may declassify our Board of Directors only if (1) that action is first recommended by our Board and (2) thereafter, approved by the holders of 80% or more of our then-outstanding shares of Common Stock, voting together as a single class.

The Board of Directors will take into consideration the shareholder vote with respect to this shareholder proposal, which is stated as a request, in deciding whether to initiate actions intended to result in the annual election of all directors.

Shareholders’ Proposals or Nominations for 2010 Annual Meeting

Proposals for shareholder action which eligible shareholders wish to have included in the Company’s proxy statement mailed to shareholders in connection with the Company’s 2010 Annual Meeting must be received by the Company’s General Counsel at 12 E. 49th Street, New York, New York 10017 by December 25, 2009. Under the By-laws, in order for a matter to be brought before the 2010 Annual Meeting, or for a shareholder to nominate persons for election to the Board of Directors at the 2010 Annual Meeting, the shareholder must give the Company notice at its corporate headquarters at 12 E. 49th Street, New York, New York 10017 by December 25, 2009.

If you wish to make a nomination to the Board, your notice must include the following information: (a) the name, age, business address, and residence address of the nominee, (b) the principal occupation or employment of such person, (c) the number of shares of Common Stock of the Company that are beneficially owned by such person, (d) any other information about such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (e) the name and address of the shareholder giving notice, (f) the number of shares of Common Stock that are beneficially owned by such shareholder, and (g) descriptions of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination or nominations are to be made by the shareholder.

If you wish to propose an item of business, your notice must include the following information: (a) a brief description of the proposal desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the number of shares of Common Stock of the Company that are beneficially owned by the shareholder, and (d) any financial interest of the shareholder in such proposal.

Listing of Shareholders

A complete list of the shareholders entitled to vote at the Annual Meeting to be held on June 3, 2009 is available for inspection through the Annual Meeting date at the principal office of the Company, upon written request to the Company by a shareholder, and at all times during the Annual Meeting at the place of the meeting.

Annual Report on Form 10-K

The Annual Report on Form 10-K for 2008, including the financial statements and schedules but excluding the exhibits thereto, required to be filed with the SEC, is being made available as provided in the Notice of Internet Availability of Proxy Materials with this Proxy Statement but is not to be considered as a part hereof.

By order of the Board of Directors,

Ron C. Llewellyn

Secretary

New York, New York

April 24, 2009

Appendix A

SAKS INCORPORATED

2009 LONG-TERM INCENTIVE PLAN

SAKS INCORPORATED

2009 LONG-TERM INCENTIVE PLAN

Section 1.         Purpose.  The Saks Incorporated 2009 Long-Term Incentive Plan (the “Plan”) has been established by Saks Incorporated, a Tennessee corporation (the “Company”), effective as of June 3, 2009, to assist the Company in attracting, retaining and motivating employees, officers, directors, consultants, and advisers. The Plan is designed to encourage employees, officers, directors, consultants, and advisers to drive sustainable global profitable growth and the future development of the Company by encouraging alignment with the long term goals of the Company’s stockholders through grants of equity incentive awards.

Section 2.         Definitions.  For purposes of this Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

2.1        “Board” means the Board of Directors of the Company.

2.2        “Change of Control” means the occurrence of any of the following:

(i)          Any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company, a subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries, becomes the beneficial owner of the Company’s securities having 25 percent or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election for directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business), or

(ii)        As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of directors of the Company or such other corporation or entity after such transaction, is held in the aggregate by holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transactions; or

(iii)       During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

2.3        “Code” means the Internal Revenue Code of 1986, as amended.

2.4        “Committee” shall have the meaning provided in Section 3 of the Plan.

2.5        “Common Stock” means the common stock, $0.10 par value, of the Company.

2.6        “Continuous Service” means that the Participant’s service with the Company or any Subsidiary pursuant to the applicable agreement, contract or arrangement between the parties, whether as an employee, officer, director, adviser or consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or any Subsidiary as an employee, officer, consultant, adviser or director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an employee of the

Company to a consultant of a Subsidiary or a director will not constitute an interruption of Continuous Service. The Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Committee, including sick leave, military leave or any other personal leave.

2.7        “Deferred Stock Award” means an award of shares of Common Stock pursuant to Section 11.

2.8        “Effective Date” shall have the meaning provided in Section 27 of the Plan.

2.9        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.10      “Fair Market Value” means the closing price for the Common Stock as quoted on the New York Stock Exchange (“NYSE”) on the trading day for which the determination is being made or, if no reported sale takes place on such day, the closing price for the Common Stock as quoted on the NYSE on the most recent trading date prior to such date, or if the Common Stock is not listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices on the day for which the determination is being made in the over-the-counter market as reported by National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or, if bid and asked prices for the Common Stock on such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any NYSE member firm regularly making a market in the Common Stock selected for such purpose by the Board or a committee thereof, or, if none of the foregoing is applicable, then the fair market value of the Common Stock as determined in good faith by the Committee in its sole discretion.

2.11      “Immediate Family” shall have the meaning provided in Section 21 of the Plan.

2.12      “Incentive Stock Option” means a stock option granted under the Plan which is intended to be designated as an “incentive stock option” within the meaning of Section 422 of the Code.

2.13      “Non-Qualified Stock Option” means a stock option granted under the Plan which is not intended to be an Incentive Stock Option, including any stock option that provides (as of the time such option is granted) that it will not be treated as an Incentive Stock Option nor as an option described in Section 423(b) of the Code.

2.14      “Other Stock-Based Award” means awards (other than Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit, Performance Awards and Deferred Stock Awards) denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock and granted pursuant to Section 11.

2.15      “Outside Director” means a member of the Board who is not employed by the Company or any Subsidiary.

2.16      “Participant” shall mean any employee, director or officer of, or adviser or consultant to, the Company or any Subsidiary to whom an award is granted under the Plan.

2.17      “Performance Award” means an award made pursuant to Section 10, including awards of Performance Units, Performance Shares and Performance Cash.

2.18      “Performance Criteria” means the performance criteria described in Section 10.1 which are the basis for Performance Goals.

2.19      “Performance Goal” means the performance goal or goals applicable to a Performance Award pursuant to Section 10.1 as determined by the Committee.

2.20      “Performance Period” means a period of time, as may be determined in the discretion of the Committee, over which performance is measured for the purpose of determining a Participant’s right to and the payment value of an award.

2.21      “Restricted Stock Award” means an award of shares of Common Stock pursuant to Section 8.

2.22      “Restricted Stock Units” means an award of units pursuant to Section 9.

2.23      “Stock Appreciation Right” means an award made pursuant to Section 7.

2.24      “Stock Option” means any option to purchase Common Stock granted pursuant to Section 6.

2.25      “Subsidiary” means: (i) as it relates to Incentive Stock Options, any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Stock Option, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain; and (ii) for all other purposes, a company, domestic or foreign, of which not less than 50% of the total voting power is held by the Company or by a Subsidiary, whether or not such company now exists or is hereafter organized or acquired by the Company or by a Subsidiary.

2.26      “Substitute Awards” means Plan awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company.

2.27      “Term of the Plan” means the period beginning on the Effective Date and ending on the earlier to occur of (i) the date the Plan is terminated by the Board in accordance with Section 24 and (ii) the day before the tenth anniversary of the Effective Date.

2.28      “2004 Plan” means the Company’s 2004 Long-Term Incentive Plan, as amended.

Section 3.         Administration.  The Plan shall be administered by the Human Resources and Compensation Committee of the Board or such other committee as may be appointed by the Board from time to time for the purpose of administering this Plan; provided, however, that such committee shall consist of two or more members of the Board, each of whom shall qualify as a “Non-employee Director” within the meaning of Rule 16b-3 of the Exchange Act and as an “independent director” under applicable stock exchange or interdealer quotation system rules, and also qualify as an “outside director” within the meaning of Section l62(m) of the Code and regulations pursuant thereto. For purposes of the Plan, the committee described in the preceding sentence shall be referred to as the “Committee”. The Committee shall have the power and authority to grant to eligible persons pursuant to the terms of the Plan: (1) Stock Options, (2) Stock Appreciation Rights, (3) Restricted Stock Awards, (4) Restricted Stock Units, (5) Performance Awards, (6) Deferred Stock Awards, (7) Other Stock-Based Awards, or (8) any combination of the foregoing.

The Committee shall have authority in its discretion to interpret the provisions of the Plan and all awards granted thereunder and to decide all questions of fact arising in its application. Except as otherwise expressly provided in the Plan, the Committee shall have authority to select the persons to whom awards shall be made under the Plan; to determine whether and to what extent awards shall be made under the Plan; to determine the types of award to be made and the amount, size, terms and conditions of each such award; to determine the time when the awards shall be granted; to determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to an award under the Plan shall be deferred either automatically or at the election of the Participant; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and to make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding anything in the Plan to the contrary, in the event that the Committee determines that it is advisable to grant awards which shall not qualify for the exception for performance-based compensation from the tax deductibility limitations of Section 162(m) of the Code, the Committee may make such grants or awards, or may amend the Plan to provide for such grants or awards, without satisfying the requirements of Section 162(m) of the Code.

The Committee also shall have authority in its discretion to vary the terms of the Plan to the extent necessary to comply with foreign, federal, state or local law. Notwithstanding anything in the Plan to the contrary, with respect to any Participant or eligible person who is resident outside of the United States, the Committee may, in its sole discretion, amend the terms of the Plan in order to conform such terms with the requirements of local law or to meet the objectives of the Plan. The Committee may, where appropriate, establish one or more sub-plans for this purpose.

All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons who participate in the Plan.

All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. Subject to and in accordance with applicable law and the rules of any stock exchange or quotation system on which the shares of Common Stock are listed, the Committee may delegate to designated officers or other employees of the Company any of its duties under the Plan pursuant to such conditions or limitations as the Committee may establish from time to time, except that no such delegation may permit executive officers of the Company to make, cancel or suspend awards to executive officers or directors of the Company. Notwithstanding the foregoing, in no event may the Committee delegate authority to any person to take any action which would contravene the requirements of Rule 16b-3 of the Exchange Act, the requirements of Section 162(m) of the Code, or the requirements of applicable state law.

Section 4.         Common Stock Subject to the Plan.

4.1        Share Reserve.  Subject to the following provisions of this Section 4 and to such adjustment as may be made pursuant to Section 23, the maximum number of shares available for issuance under the Plan shall be equal to 5,700,000 shares of Common Stock minus any shares granted after March 31, 2009 under the 2004 Plan. All shares subject to awards under the Plan shall be counted against the numerical limit of this Section 4.1 as one share for every one share subject thereto or payable pursuant thereto, it being understood that shares covered by a Stock Option and related tandem Stock Appreciation Right shall be counted as if only the Stock Option were granted. Dividend equivalents paid with respect to awards and reinvested in shares of Common Stock shall not be counted against the numerical limit of this Section 4.1. During the terms of the awards under the Plan, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such awards.

4.2        Source of Shares.  Such shares may consist in whole or in part of authorized and unissued shares or treasury shares or any combination thereof as the Committee may determine. Any shares subject to a Stock Option or right granted or awarded under the Plan or stock option or right granted or awarded under the 2004 Plan which for any reason after March 31, 2009 expires or is terminated unexercised, becomes unexercisable, or is forfeited or otherwise terminated, surrendered or cancelled as to any shares, or if any shares are not delivered because an award under the Plan or after March 31, 2009 under the 2004 Plan is settled in cash or otherwise, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan and, with respect to awards made under the 2004 Plan, shall be added to the numerical limit of Section 4.1. Shares used to pay the exercise price of a Stock Option or other award under the Plan or stock option or other award under the 2004 Plan after March 31, 2009, and shares used to satisfy tax withholding obligations under the Plan or the 2004 Plan after March 31, 2009, shall become available for future grant or sale under the Plan and shall be added to the numerical limit of Section 4.1. Subject to the requirements of any stock exchange or quotation system on which the shares of Common Stock are listed, shares available for issuance under a stockholder-approved plan of a company acquired by the Company (as adjusted to reflect the transaction) may be available for issuance under Plan awards and shall be added to the numerical limit of Section 4.1. Shares of Common Stock issued under Substitute Awards shall not reduce the numerical limit of Section 4.1 but shall be available for issuance under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company. No awards may be granted following the end of the Term of the Plan.

4.3        Code Section 162(m) Limitation.  The total number of shares of Common Stock for which Stock Options and Stock Appreciation Rights may be granted to any employee during any 12-month period shall not exceed 2,000,000 shares in the aggregate, subject to adjustment pursuant to Section 23. The total number of shares of Common Stock for which Restricted Stock Awards, Restricted Stock Units, Performance Awards, Deferred Stock Awards and Other Stock-Based Awards that are subject to the attainment of performance criteria in order to protect against the loss of deductibility under Section 162(m) of the Code may be granted to any employee during any 12-month period shall not exceed 1,000,000 shares in the aggregate, subject to adjustment pursuant to Section 23. With respect to awards denominated with respect to cash (including Performance Awards) the maximum aggregate payout to any employee during any 12-month period in a performance period shall not exceed $5,000,000.

Section 5.         Eligibility to Receive Awards.  An award may be granted to any employee, director, or officer of, or adviser or consultant to, the Company or any Subsidiary, who is responsible for or contributes to the management, growth or success of the Company or any Subsidiary, provided that bona fide services shall be rendered by consultants or advisers to the Company or its Subsidiaries and such services must not be in connection with the offer and sale of securities in a capital-raising transaction and must not directly or indirectly promote or maintain a market for the Company’s securities. Subject to the preceding sentence and Section 39, the Committee shall have the sole authority to select the persons to whom an award is to be granted hereunder and to determine what type of award is to be granted to each such person. No person shall have any right to participate in the Plan. Any person selected by the Committee for participation during any one period will not by virtue of such participation have the right to be selected as a Participant for any other period.

Section 6.         Stock Options.  A Stock Option may be an Incentive Stock Option or a Non-Qualified Stock Option. Only employees of the Company or any Subsidiary of the Company are eligible to receive Incentive Stock Options. To the extent that any Stock Option is not designated as or does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. Stock Options may be granted alone or in addition to other awards granted under the Plan. The terms and conditions of each Stock Option granted under the Plan shall be specified by the Committee, in its sole discretion, which may include the terms and conditions of Section 38, and shall be set forth in a written Stock Option agreement between the Company and the Participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time. No person shall have any rights under any Stock Option granted under the Plan unless and until the Company and the person to whom such Stock Option shall have been granted shall have executed and delivered an agreement expressly granting the Stock Option to such person and containing provisions setting forth the terms and conditions of the Stock Option. The terms and conditions of each Incentive Stock Option shall be such that each Incentive Stock Option issued hereunder shall constitute and shall be treated as an “incentive stock option” as defined in Section 422 of the Code. The terms and conditions of each Non-Qualified Stock Option will be such that each Non-Qualified Stock Option issued hereunder shall not constitute nor be treated as an “incentive stock option” as defined in Section 422 of the Code or an option described in Section 423(b) of the Code and will be a “non-qualified stock option” for federal income tax purposes. The terms and conditions of any Stock Option granted hereunder need not be identical to those of any other Stock Option granted hereunder. The Stock Option agreement may provide for its automatic exercise on the last day of the term of the Stock Option if the Fair Market Value of the shares of Common Stock subject to the Stock Option on such date exceeds the exercise price. The Stock Option agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

6.1        Type of Option.  Each Stock Option agreement shall identify the Stock Option represented thereby as an Incentive Stock Option or a Non-Qualified Stock Option, as the case may be.

6.2        Option Price.  The Stock Option exercise price shall be fixed by the Committee and specified in each Stock Option agreement; provided, however, except for shares of Common Stock subject to Stock Options that are Substitute Awards, the exercise price shall not be less than 100% (or 110% in the case of an Incentive Stock Option granted to an employee referred to in Section 6.7(ii) below) of the Fair Market Value of the shares of Common Stock subject to the Stock Option on the date the Stock Option is granted.

6.3        Vesting and Exercise Term.  Each Stock Option agreement shall state the period or periods of time within which the Stock Option may be exercised, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that no Stock Option shall be exercisable after ten years from the date of grant thereof (or, in the case of an Incentive Stock Option granted to an employee referred to in Section 6.7(ii) below, such term shall in no event exceed five years from the date on which such Incentive Stock Option is granted). Each Stock Option agreement shall also state any conditions which must be satisfied before all or a portion of the Stock Option may be exercised. In so doing, the Committee may specify that a Stock Option may not be exercised until the completion of a period of service or until Performance Goals are satisfied. The Committee shall have the power to permit an acceleration of previously established exercise terms upon such circumstances and subject to such terms and conditions as the Committee deems appropriate.

6.4        Payment for Shares.  Subject to any vesting period specified in the Stock Option agreement, a Stock Option shall be deemed to be exercised when written notice of such exercise, in a form determined by the Committee, has been given to the Company in accordance with the terms of the Stock Option agreement by the Participant entitled to exercise the Stock Option and full payment for the shares of Common Stock with respect to which the Stock Option is exercised has been received by the Company. The Committee, in its sole discretion, may permit all or part of the payment of the exercise price to be made, to the extent permitted by applicable statutes and regulations, either: (i) in cash, by check or wire transfer, (ii) by tendering previously acquired shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total exercise price, (iii) by withholding shares of Common Stock which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total exercise price, (iv) by a combination of (i), (ii) and (iii) above, or (v) in any other form of legal consideration as provided for under the terms of the Stock Option. No shares of Common Stock shall be issued to any Participant upon exercise of a Stock Option until the Company receives full payment therefor as described above. Upon the receipt of notice of exercise and full payment for the shares of Common Stock, the shares of Common Stock shall be deemed to have been issued and the Participant shall be entitled to receive such shares of Common Stock and shall be a stockholder with respect to such shares, and the shares of Common Stock shall be considered fully paid and nonassessable. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the Common Stock is issued, except as provided in Section 23 of the Plan. Each exercise of a Stock Option shall reduce, by an equal number, the total number of shares of Common Stock that may thereafter be purchased under such Stock Option.

6.5        Rights upon Termination of Continuous Service.  All of the terms relating to the exercise, cancellation or other disposition of a Stock Option upon the termination of the Participant’s Continuous Service for any reason, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee at the time of grant or thereafter by amendment. Any Stock Option may be terminated entirely by the Committee at the time or at any time subsequent to a determination by the Committee under this Section 6.5 which has the effect of eliminating the Company’s obligation to sell or deliver shares of Common Stock under such Stock Option.

6.6        No Repricing.  Subject to Section 23 and except for a Substitute Award, the exercise price for a Stock Option may never be less than (and may not be reduced to less than) 100% of the Fair Market Value of the shares of Common Stock subject to the Stock Option on the date the Stock Option is granted. Except with the approval of the stockholders of the Company, a Stock Option may not be cancelled (i) in exchange for the grant or award of another Stock Option with a lower exercise price, or (ii) in exchange for cash or another Plan award, in either event other than in connection with a Change of Control or an adjustment described in Section 23 and in all events subject to compliance with the applicable provisions of Code Section 409A.

6.7        Special Incentive Stock Option Rules.  Notwithstanding the foregoing, in the case of an Incentive Stock Option, each Stock Option agreement shall contain such other terms, conditions and provisions as the Committee determines necessary or desirable in order to qualify such Stock Option as an Incentive Stock Option under the Code including, without limitation, the following:

(i)          To the extent that the aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Common Stock, with respect to which Incentive Stock Options granted under this Plan (and all other plans of the Company and its Subsidiaries) become exercisable for the first time by any person in any calendar year, exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.

(ii)        No Incentive Stock Option shall be granted to any employee if, at the time the Incentive Stock Option is granted, the employee (by reason of the attribution rules applicable under Section 424(d) of the Code) owns more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary unless at the time such Incentive Stock Option is granted the Stock Option exercise price is at least 110% of the Fair Market Value (determined as of the time the Incentive Stock Option is granted) of the shares of Common Stock subject to the Incentive Stock Option and such Incentive Stock Option by its terms is not exercisable after the expiration of five years from the date of grant.

If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option shall thereafter be treated as a Non-Qualified Stock Option.

Section 7.         Stock Appreciation Rights.  Stock Appreciation Rights entitle Participants to increases in the Fair Market Value of shares of Common Stock. The terms and conditions of each Stock Appreciation Right granted under the Plan shall be specified by the Committee, in its sole discretion, which may include the terms and conditions of Section 38, and shall be set forth in a written agreement between the Company and the Participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time. The Stock Appreciation Right agreement may provide for its automatic exercise on the last day of the term of the Stock Appreciation Right if the Fair Market Value of the shares of Common Stock subject to the Stock Appreciation Right on such date exceeds the specified base price. The agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

7.1        Award.  Stock Appreciation Rights shall entitle the Participant, subject to such terms and conditions determined by the Committee, to receive upon exercise thereof an award equal to all or a portion of the excess of: (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise, over (ii) a specified price which shall not be less than (nor reduced to less than) 100% of the Fair Market Value of the Common Stock at the time the right is granted or, if connected with a previously issued Stock Option, not less than (nor reduced to less than) 100% of the Fair Market Value of the Common Stock at the time such Stock Option was granted, unless such Stock Appreciation Right is a Substitute Award or is subject to adjustment under Section 23. Such amount may be paid by the Company in cash, Common Stock (valued at its then Fair Market Value) or any combination thereof, as the Committee may determine.

7.2        Tandem Grants.  Stock Appreciation Rights may be, but are not required to be, granted in connection with a previously or contemporaneously granted Stock Option, provided that such Stock Appreciation Rights shall be subject to the same terms and conditions as apply to the underlying Stock Option to which they relate. Stock Options surrendered in the exercise of Stock Appreciation Rights shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

7.3        Term.  Each agreement shall state the period or periods of time within which the Stock Appreciation Right may be exercised, in whole or in part, subject to such terms and conditions prescribed for such purpose by the Committee, provided that no Stock Appreciation Right shall be exercisable after ten years from the date of grant thereof. The Committee shall have the power to permit an acceleration of previously established exercise terms upon such circumstances and subject to such terms and conditions as the Committee deems appropriate. Stock Appreciation Rights granted in connection with a previously or contemporaneously granted Stock Option may be exercised at the time the Stock Option vests but not later than the expiration date of such Stock Option.

7.4        Rights upon Termination of Continuous Service.  All of the terms relating to the exercise, cancellation or other disposition of a Stock Appreciation Right upon the termination of the Participant’s Continuous Service for any reason, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee at the time of grant or thereafter by amendment. Any Stock Appreciation Right may be terminated entirely by the Committee at the time of or at any time subsequent to the determination by the Committee under this Section 7.4 which has the effect of eliminating the Company’s obligations under such Stock Appreciation Right.

7.5        No Repricing.  Subject to Section 23 and except for a Substitute Award, the exercise price for a Stock Appreciation Right may never be less than (and may not be reduced to less than) 100% of the Fair Market Value of the shares of Common Stock subject to the Stock Appreciation Right on the date the Stock Appreciation Right is granted or, if connected with a previously issued Stock Option, not less than (nor reduced to less than) 100% of the Fair Market Value of the Common Stock at the time such Stock Option was granted. Except with the approval of the stockholders of the Company, a Stock Appreciation Right may not be cancelled (i) in exchange for the grant or award of another Stock Appreciation Right with a lower exercise price, or (ii) in exchange for cash or another Plan award, in either event other than in connection with a Change of Control or an adjustment described in Section 23 and in all events subject to compliance with the applicable provisions of Code Section 409A.

Section 8.         Restricted Stock Awards.  Restricted Stock Awards shall consist of shares of Common Stock restricted against transfer (“Restricted Stock”) and subject to a substantial risk of forfeiture. The terms and conditions of each Restricted Stock Award granted under the Plan shall be specified by the Committee, in its sole discretion, which may include the terms and conditions of Section 38, and shall be set forth in a written agreement between the Company and the Participant in such form as the Committee shall approve from time to time or as may be reasonably required consistent with the terms and conditions approved by the Committee from time to time. The agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

8.1        Vesting Period.  Restricted Stock Awards shall be subject to the restrictions described in the preceding paragraph over such vesting period as the Committee determines. To the extent the Committee deems necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, Restricted Stock Awards to any Participant may also be conditioned upon the achievement of Performance Goals in the same manner as provided in Section 10 with respect to Performance Awards. The Committee may, in its sole discretion, provide for the lapse of restrictions in installments or otherwise and may waive or accelerate the restriction lapse at its discretion. Except as otherwise provided in a Restricted Stock Award agreement, the Participant shall have all the rights of a stockholder during the vesting period, except for the right to receive dividends with respect to the Restricted Stock, which right shall be at the sole discretion of the Committee.

8.2        Restriction upon Transfer.  Shares awarded may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, except as herein provided or as provided in any agreement entered into between the Company and a Participant in connection with the Plan, during the vesting period applicable to such shares.

8.3        Termination of Continuous Service.  All of the terms relating to the expiration, lapse, or removal of restrictions under any Restricted Stock Award, or the termination or forfeiture of any Restricted Stock Award, upon the termination of the Participant’s Continuous Service for any reason, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee at the time of grant or thereafter by amendment.

Section 9.         Restricted Stock Units.  Restricted Stock Units shall consist of units for one or more shares of Common Stock that are not issued until the vesting conditions are satisfied. Restricted Stock Units may be settled in shares of Common Stock or cash. The terms and conditions of each Restricted Stock Unit Award granted under the Plan shall be specified by the Committee, in its sole discretion, which may include the terms and conditions of Section 38, and shall be set forth in a written agreement between the Company and the Participant in such form as the Committee shall approve from time to time or as may be reasonably required consistent with the terms and conditions approved by the Committee from time to time. The agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

9.1        Vesting Period.  Restricted Stock Unit Awards shall be subject to the vesting conditions, which may be time-based or performance-based, described in the preceding paragraph over such vesting period as the Committee determines. To the extent the Committee deems necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, Restricted Stock Unit Awards to any Participant may also be conditioned upon the achievement of Performance Goals in the same manner as provided in Section 10 with respect to Performance Awards. The Committee may, in its sole discretion, waive or accelerate vesting at its discretion. Except as otherwise provided in a Restricted Stock Unit Award agreement, until the shares of Common Stock are issued, no right to vote or any other rights as a stockholder shall exist with respect to the units to acquire shares of Common Stock, except for the right to receive dividend equivalents with respect to the Restricted Stock Units, which right shall be at the sole discretion of the Committee and shall, if granted, provide for such dividend equivalents to be accumulated until the vesting conditions have been met.

9.2        Termination of Continuous Service.  All of the terms relating to the expiration, lapse, or removal of restrictions under any Restricted Stock Unit Award, or the termination or forfeiture of any Restricted Stock Unit Award, upon the termination of the Participant’s Continuous Service for any reason, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee at the time of grant or thereafter by amendment.

Section 10.       Performance Awards.  Performance Awards may be made by reference to Performance Units, Performance Shares or Performance Cash and may, at the discretion of the Committee, be awarded upon the satisfaction of Performance Goals. The vesting or settlement of Performance Awards may also, in the discretion of the Committee, be conditioned upon the achievement of Performance Goals. The terms and conditions of each Performance Award granted under the Plan shall be specified by the Committee, in its sole discretion, which may include the terms and conditions of Section 38, and shall be set forth in a written agreement between the Company and the Participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time. When the Committee desires a Performance Award to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the Performance Goals for the respective Performance Award prior to or within 90 days of the beginning of the Performance Period relating to such Performance Goal, or at such other date as may be permitted or required for the Performance Award to qualify as “performance-based compensation” under Section 162(m) of the Code, and not later than after 25 percent of such

Performance Period has elapsed, and such Performance Goals shall otherwise comply with the requirements of Section 162(m) of the Code. For all other Performance Awards, the Performance Goals must be established before the end of the respective Performance Period. The Committee may make grants of Performance Awards in such a manner that more than one Performance Period is in progress concurrently. For each Performance Period, the Committee shall establish the number of Performance Awards and their contingent values which may vary depending on the degree to which Performance Criteria established by the Committee are met. The Committee shall have the power to impose such other restrictions on Performance Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code as it may deem necessary or appropriate to ensure that such Performance Awards satisfy all such requirements.

10.1      Performance Criteria.  The Committee may establish Performance Goals applicable to Performance Awards based upon the Performance Criteria and other factors set forth below based upon performance of the Company as a whole or upon the performance of a Subsidiary, business unit, division or department and either as an absolute measure or as a measure of comparative performance relative to a peer group of companies, an index, budget, prior period, or other standard selected by the Committee. Performance Criteria for the Company shall relate to the achievement of predetermined financial and operating objectives for the Company and its Subsidiaries on a consolidated basis. Performance Criteria for a Subsidiary, business unit, division or department shall relate to the achievement of financial and operating objectives of such segment for which the Participant is accountable. “Performance Criteria” means one or more of the following measures: net or gross sales; free cash flow; revenue; comparable store sales; gross margin; working capital; earnings or book value per share; operating earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization or a percentage thereof; operating profits; net income; total stockholder return; return on assets, equity, capital or investment; cash flow and cash flow return on investment; economic value added and economic profit; growth in earnings per share; debt to equity ratio; market share; price per share of Common Stock; market value added; earnings from continuing operations; net worth; turnover in inventory; expense control within budgets; levels of operating expense and maintenance expense or measures of customer satisfaction and customer service as determined from time to time including the relative improvement therein; new unit growth; implementation of critical projects and processes; or such similar objectively determinable financial or other measures as may be adopted by the Committee. The Performance Goals may differ among Participants, including among similarly situated Participants. Performance Criteria shall be calculated in accordance with the Company’s financial statements or generally accepted accounting principles, on an operating basis, or under a methodology established by the Committee prior to the issuance of a Performance Award that is consistently applied and identified. In establishing a Performance Goal applicable to a Performance Award, the Committee may provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal achievement to exclude (i) any non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s, a Subsidiary’s, business unit’s, division’s or department’s reported results, or (iii) the impact of any discontinued operations.

10.2      Modification.  If the Committee determines, in its discretion exercised in good faith, that the established Performance Goals are no longer suitable to the Company’s objectives because of a change in the Company’s business, operations, corporate structure, capital structure, or other conditions the Committee deems to be appropriate, the Committee may modify the Performance Goals to the extent it considers such modification to be necessary; provided, however, no such modification shall be made with respect to any Performance Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code unless (i) such modification is made no later than the deadline established under Section 162(m) of the Code, and (ii) no Performance Award is paid under the modified Performance Goal until after the material terms of the modified Performance Goal are disclosed to and approved by the Company’s stockholders to the extent required by Section 162(m) of the Code.

10.3      Payment.  The basis for the grant, vesting or payment, as applicable, of Performance Awards for a given Performance Period shall be the achievement of those Performance Goals determined by the Committee as specified in the Performance Award agreement. At any time prior to the payment of a Performance Award, unless otherwise provided by the Committee or prohibited by the Plan, the Committee shall have the authority to reduce or eliminate the amount payable with respect to the Performance Award, or to cancel any part or all of the Performance Award but, with respect to Performance Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, shall not have the authority in its discretion to increase the amount payable with respect to the Performance Award except as permitted under Section 23. The Committee’s determination with respect to a Performance Period of whether and to what extent a Performance Goal has been achieved, and, if so, of the amount of the Performance Award earned for the Performance Period shall be final and binding on the Company and all Participants, and, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, these determinations shall be certified in writing before such Performance Awards are paid. Except as otherwise provided in the Performance Award agreement, all Performance Cash and Performance Unit awards shall be paid to the Participant in cash.

10.4      Termination of Continuous Service.  All of the terms relating to the vesting and payment, or the forfeiture, of any Performance Award upon the termination of the Participant’s Continuous Service for any reason, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee at the time of grant or thereafter by amendment.

Section 11.       Deferred Stock Awards.  Deferred Stock Awards under the Plan shall entitle Participants to future payments of shares of Common Stock upon the expiration of a specified period of time (“Deferral Period”) and upon the satisfaction of certain conditions during the Deferral Period. The terms and conditions of each Deferred Stock Award granted under the Plan shall be specified by the Committee, in its sole discretion, which may include the terms and conditions of Section 38, and shall be set forth in a written agreement between the Company and the Participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time. The agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

11.1      Vesting Period.  Upon the expiration of the Deferral Period with respect to each Deferred Stock Award and the satisfaction of any other applicable limitations, terms or conditions, such Deferred Stock Award shall become vested in accordance with the terms of the agreement relating to the Deferred Stock Award. To the extent the Committee deems necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, Deferred Stock Awards to any Participant may also be conditioned upon achievement of Performance Goals in the same manner as provided in Section 10 regarding Performance Awards. The Participant shall not be a stockholder with respect to any shares subject to a Deferred Stock Award until such shares vest and are issued to the Participant in accordance with the terms of the Deferred Stock Award agreement.

Section 12.       Other Stock-Based Awards.  Other Stock-Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, convertible or exchangeable debentures, or other rights convertible into shares of Common Stock and awards valued by reference to the value of securities of or the performance of specified Subsidiaries. Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other awards under the Plan or any other plan of the Company. The terms and conditions of each Other Stock-Based Award granted under the Plan shall be specified by the Committee, in its sole discretion, which may include the terms and conditions of Section 38, and shall be set forth in a written agreement between the Company and the Participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time.

To the extent the Committee deems necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, Other Stock-Based Awards to any Participant may also be conditioned upon the achievement of Performance Goals in the same manner as provided in Section 10 with respect to Performance Awards.

Section 13.       Loans.  To the extent permitted by the Sarbanes-Oxley Act of 2002 or other applicable law, the Committee may provide for loans, on either a short term or demand basis, from the Company to a Participant who is an employee or consultant of the Company or any Subsidiary to permit the payment of taxes required by law.

Section 14.       Securities Law Requirements.  No shares of Common Stock shall be issued upon the exercise or payment of any award unless and until:

(i)          The shares of Common Stock underlying the award have been registered under the Securities Act of 1933, as amended (the “Act”), or the Company has determined that an exemption from the registration requirements under the Act is available or the registration requirements of the Act do not apply to such exercise or payment;

(ii)        The Company has determined that all applicable listing requirements of any stock exchange or quotation system on which the shares of Common Stock are listed have been satisfied; and

(iii)       The Company has determined that any other applicable provision of state or federal law, including without limitation applicable state securities laws, has been satisfied.

Section 15.       Restrictions on Transfer; Representations of Participant; Legends.  Regardless of whether the offering and sale of shares of Common Stock has been registered under the Act or has been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such shares, including the placement of appropriate legends on stock certificates, if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state, or any other law. As a condition to the Participant’s receipt of shares, the Company may require the Participant to represent that such shares are being acquired for investment, and not with a view to the sale or distribution thereof, except in compliance with the Act, and to make such other representations as are deemed necessary or appropriate by the Company and its counsel.

The Company may, but shall not be obligated to, register or qualify the sale of shares under the Act or any other applicable law. In the event of any public offering of Common Stock or other securities of the Company, it may be necessary for the Company to restrict for a period of time (during or following the offering process) the transfer of shares of Common Stock issued to a Participant under the Plan (including any securities issued with respect to such shares in accordance with Section 23 of the Plan). As a condition of the Participant’s receipt of shares, the Committee may require the Participant to agree not to effect any sale, transfer, pledge or other disposal of the Participant’s shares during such time and agrees to execute any “lock-up letter” or similar agreement requested by the Company or its underwriters.

Section 16.       Single or Multiple Agreements.  Multiple forms of awards or combinations thereof may be evidenced by a single agreement or multiple agreements, as determined by the Committee.

Section 17.       Rights of a Stockholder.  The recipient of any award under the Plan, unless otherwise provided by the Plan, shall have no rights as a stockholder with respect thereto unless and until shares of Common Stock are issued to him.

Section 18.       No Right to Continue Employment or Service.  Nothing in the Plan or any instrument executed or award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or any Subsidiary in the capacity in effect at the time the award was granted or shall affect the right of the Company or any Subsidiary to terminate (i) the employment of an employee with or without notice and with or without cause, (ii) the service of a consultant or adviser pursuant to the terms of such consultant’s or adviser’s agreement with the Company or any Subsidiary or (iii) the service of a director pursuant to the Bylaws of the Company or any Subsidiary and any applicable provisions of the corporate law of the state in which the Company or any Subsidiary is incorporated, as the case may be.

Section 19.       Withholding.  The Company’s obligations hereunder in connection with any award shall be subject to applicable foreign, federal, state and local withholding tax requirements. Foreign, federal, state and local withholding tax due under the terms of the Plan may be paid in cash or shares of Common Stock (including through the withholding of shares of Common Stock otherwise issuable upon the exercise or payment of such award) having a Fair Market Value equal to the required withholding and upon such other terms and conditions as the Committee shall determine; provided, however, the Committee, in its sole discretion, may require that such taxes be paid in cash.

Section 20.       Indemnification.  No member of the Board or the Committee, nor any officer or employee of the Company or a Subsidiary acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company or any Subsidiary acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

Section 21.       Non-Assignability.  No right or benefit hereunder shall in any manner be subject to the debts, contracts, liabilities or torts of the person entitled to such right or benefit. No award under the Plan shall be assignable or transferable by the Participant except by will, by the laws of descent and distribution and by such other means as the Committee may approve from time to time, and all awards shall be exercisable, during the Participant’s lifetime, only by the Participant.

Notwithstanding the preceding, the Participant, with the approval of the Committee, may transfer a Non-Qualified Stock Option for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Non-Qualified Stock Option prior to such transfer. The foregoing right to transfer a Non-Qualified Stock Option shall apply to the right to consent to amendments to the Stock Option agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Non-Qualified Stock Option. The term “Immediate Family” shall mean the Participant’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include the Participant).

At the request of the Participant and subject to the approval of the Committee, Common Stock purchased upon exercise of a Non-Qualified Stock Option may be issued or transferred into the name of the Participant and his or her spouse jointly with rights of survivorship.

Except as set forth above or in a Stock Option agreement, any attempted assignment, sale, transfer, pledge, mortgage, encumbrance, hypothecation, or other disposition of an award under the Plan contrary to the provisions hereof, or the levy of any execution, attachment, or similar process upon an award under the Plan shall be null and void and without effect.

Section 22.       Nonuniform Determinations.  The Committee’s determinations under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same, and the establishment of values and performance targets) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

Section 23.       Adjustments.  In the event of any change in the outstanding shares of Common Stock, without the receipt of consideration by the Company, by reason of a stock dividend, stock split, reverse stock split or distribution, recapitalization, merger, reorganization, reclassification, consolidation, split-up, spin-off, combination of shares, exchange of shares, partial or complete liquidation of the Company, or other change in corporate structure affecting the Common Stock and not involving the receipt of consideration by the Company, the Committee or the Board shall make appropriate adjustments in (a) the aggregate number of shares of Common Stock (i) available for issuance under the Plan, (ii) for which grants or awards may be made to any Participant or to any group of Participants (e.g., Outside Directors) (iii) which are available for issuance under Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Awards, Deferred Stock Awards and Other Stock-Based Awards, (iv) covered by outstanding unexercised awards and grants denominated in shares or units of Common Stock, and (v) underlying Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, Deferred Stock and Other Stock-Based Awards granted pursuant to Section 39, (b) the exercise or other applicable price related to outstanding awards or grants and (c) the appropriate Fair Market Value and other price determinations relevant to outstanding awards or grants and shall make such other adjustments as may be appropriate under the circumstances; provided, the number of shares subject to any award or grant always shall be a whole number.

Section 24.       Termination and Amendment.  The Board may terminate or amend the Plan or any portion thereof at any time and the Committee may amend the Plan to the extent provided in Section 3, without approval of the stockholders of the Company, unless stockholder approval is required by Rule 16b-3 of the Exchange Act, applicable stock exchange or NASDAQ or other quotation system rules, applicable Code provisions, Section 6.6 or 7.1 of the Plan or other applicable laws or regulations. No amendment, termination or modification of the Plan shall affect any award theretofore granted in any material adverse way without the consent of the recipient.

Section 25.       Severability.  If any of the terms or provisions of this Plan, or awards made under this Plan, conflict with the requirements of Section 162(m) or Section 422 of the Code with respect to awards subject to or governed by Section 162(m) or Section 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Section 162(m) or Section 422 of the Code. With respect to an Incentive Stock Option, if this Plan does not contain any provision required to be included herein under Section 422 of the Code (as the same shall be amended from time to time), such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out herein.

Section 26.       Effect on Other Plans.  Except as otherwise provided in a Participant’s employment agreement with the Company or any Subsidiary, participation in this Plan shall not affect an employee’s eligibility to participate in any other benefit or incentive plan of the Company or any Subsidiary and any awards made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Company or any Subsidiary unless specifically provided.

Section 27.       Effective Date of the Plan.  The Plan shall become effective on June 3, 2009 (the “Effective Date”), subject to approval of the stockholders of the Company to the extent required by applicable Code provisions or other applicable law.

Section 28.       Governing Law.  This Plan and all agreements executed in connection with the Plan shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without regard to its conflicts of law doctrine.

Section 29.       Gender and Number.  Words denoting the masculine gender shall include the feminine gender, and words denoting the feminine gender shall include the masculine gender. Words in the plural shall include the singular, and the singular shall include the plural.

Section 30.       Acceleration of Exercisability and Vesting.  The Committee shall have the power to accelerate the time at which an award may first be exercised or the time during which an award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the award stating the time at which it may first be exercised or the time during which it will vest, except to the extent that such acceleration would result in the imposition of an additional tax under Section 409A(a)(1)(B) of the Code.

Section 31.       Modification of Awards.  Within the limitations of the Plan (including but not limited to the repricing prohibitions set forth in Sections 6.6 and 7.5) and subject to Sections 23 and 37, the Committee may modify outstanding awards or accept the cancellation of outstanding awards for the granting of new awards in substitution therefor. Notwithstanding the preceding sentence, except for any adjustment described in Section 23, 37, or 38, no modification of an award shall, without the consent of the Participant, alter or impair any rights or obligations under any award previously granted under the Plan in any material adverse way without the affected Participant’s consent. For purposes of the preceding sentence, any modification to any of the following terms or conditions of an outstanding unexercised award or grant shall be deemed to be a material modification: (i) the number of shares of Common Stock covered by such award or grant, (ii) the exercise or other applicable price or Fair Market Value determination related to such award or grant, (iii) the period of time within which the award or grant vests and is exercisable and the terms and conditions of such vesting and exercise, (iv) the type of award or Stock Option, and (v) the restrictions on transferability of the award or grant and of any shares of Common Stock issued in connection with such award or grant.

Section 32.       No Strict Construction.  No rule of strict construction shall be applied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any agreement executed in connection with the Plan, any award granted under the Plan, or any rule, regulation or procedure established by the Committee.

Section 33.       Successors.  This Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase, or otherwise.

Section 34.       Plan Provisions Control.  The terms of the Plan govern all awards granted under the Plan, and in no event will the Committee have the power to grant any award under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any award granted under the Plan shall conflict with any term in the Plan, the term in the Plan shall control.

Section 35.       Headings.  The headings used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize, or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions had been used in the Plan.

Section 36.       Code Section 409A.  To the extent applicable, the parties intend that the Plan and award agreements shall be interpreted and construed in compliance with Section 409A of the Code and Treasury Department regulations and other interpretive guidance issued thereunder. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer the Plan so that it will comply with the requirements of Section 409A of the Code, the Company does not represent or warrant that the Plan will comply with Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Company nor any of its

Subsidiaries, nor its or their respective directors, officers, employees or advisers, shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan.

Section 37.       Change of Control.  Except as otherwise provided under (i) a Participant’s employment agreement with the Company or any Subsidiary, or (ii) the Company’s severance plan or any other plan maintained by the Company or any Subsidiary, or (iii) any other agreement between the Participant and the Company or any Subsidiary, in the event of a Change of Control, but only if and to the extent so determined by the Committee at or after the grant or award of a Plan award (subject to any right of approval expressly reserved by the Committee at the time of such determination), and subject to the terms and conditions or alternative provisions specified by the Committee, in its sole discretion, in an award agreement, the following provisions shall apply:

(a)         In the event that the Change of Control results from a transaction pursuant to which the stockholders of the Company receive shares of common stock of an acquiring entity (the “Acquirer”) that are registered under Section 12 of the Exchange Act, (i) there shall be substituted for each share of Common Stock available under the Plan and each share of Common Stock then subject to an outstanding Plan award the number and class of shares of common stock of the Acquirer into which each outstanding share of Common Stock shall be converted pursuant to such Change of Control and such awards shall continue as outstanding awards under the Plan in accordance with their terms as established by the Committee, except for the substitution of shares of common stock of the Acquirer, (ii) if, with respect to each outstanding Performance Award, the Acquirer establishes Performance Goals that are comparable in all material respects to the Performance Goals established by the Committee for such awards in accordance with the Plan (“Comparable Goals”), such awards shall continue as outstanding Performance Awards under the Plan in accordance with their terms as established by the Committee, except for the substitution of the Comparable Goals, and (iii) if, with respect to each such outstanding Performance Award the Acquirer fails to establish Comparable Goals, then all performance goals for such awards shall lapse and such awards shall continue as outstanding Performance Awards under the Plan at the 100% target performance level subject only to the non-performance goal restrictions and deferral limitations applicable to such awards, if any, established by the Committee for such awards in accordance with the Plan (the “Modified Awards”). In the event of any substitution pursuant to clause (i) of the preceding sentence, the exercise price per share in the case of a Stock Option and the specified base price in the case of a Stock Appreciation Right shall be appropriately adjusted by the Board or the Committee (whose determination shall be final, binding and conclusive), such adjustments to be made in compliance with Code Section 409A to the extent applicable and, to the extent permitted by the applicable provisions of Code Section 409A, without an increase in the aggregate purchase price or specified base price.

(b)         In the event that the Change of Control, except a Change of Control specified in Section 37(c) below, occurs and the Continuous Service of a Participant is terminated within two years following the occurrence of such Change of Control under circumstances, in the case of an employee, in which such employee is entitled to receive a severance payment, and in the case of an adviser or consultant, as provided in such Participant’s respective award agreement, and in the case of a director, under all circumstances, the following acceleration and valuation provisions shall apply (the date of such termination of Continuous Service is referred to as the “Date of Termination”):

(i)          Any Stock Options and Stock Appreciation Rights not previously exercisable and vested shall become fully exercisable and vested and, if the remaining term of such Stock Option or Stock Appreciation Right shall then be for a period of fewer than three years from the Date of Termination, such term shall be extended to the earliest of: (A) the date which is three years following such Date of Termination, or (B) the latest date upon which the Stock Option or Stock Appreciation Right could have expired by its original terms under any circumstances, or (C) the 10th anniversary of the original date of grant of the Stock Option or Stock Appreciation Right.

(ii)        Any restrictions and deferral limitations applicable to any outstanding Restricted Stock Award, Restricted Stock Units, Deferred Stock Award, or Other Stock-Based Award, in each case to the extent not already vested, shall lapse and such awards shall be fully vested.

(iii)       Any restrictions and deferral limitations applicable to any outstanding Performance Award, including Modified Awards or other awards conditioned upon the achievement of Performance Goals, in each case to the extent not already vested, shall lapse and such awards shall be vested at the 100% target performance level with respect to the number of shares of Common Stock, or shares of common stock of the Acquirer, subject to each award and the amount subject to each award, in each case, unless otherwise set forth in the award agreement, multiplied by a fraction, the numerator of which is the number of days in the Performance Period applicable to such award that shall have elapsed as of the Date of Termination and the denominator of which is the total number of days in such Performance Period.

(c)         In the event that the Change of Control results from a transaction pursuant to which the stockholders of the Company receive consideration other than shares of common stock of the Acquirer that are registered under Section 12 of the Exchange Act, the following acceleration and valuation provisions shall apply:

(i)          Any Stock Options and Stock Appreciation Rights not previously exercisable and vested shall become fully exercisable and vested.

(ii)        Any restrictions and deferral limitations applicable to any Restricted Stock Award, Restricted Stock Units, Deferred Stock Award or Other Stock-Based Award, in each case to the extent not already vested, shall lapse and such awards shall be fully vested.

(iii)       Any restrictions and deferral limitations applicable to any outstanding Performance Award, or other award conditioned upon the achievement of Performance Goals, in each case to the extent not already vested, shall lapse and such awards shall be vested at the 100% target performance level with respect to the number of shares of Common Stock subject to each award and the amount subject to each award, in each case, unless otherwise set forth in the award agreement, multiplied by a fraction, the numerator of which is the number of days in the Performance Period applicable to such award that shall have elapsed as of the date of such Change of Control and the denominator of which is the total number of days in such Performance Period.

(iv)       The value of all outstanding Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Awards, Deferred Stock Awards and Other Stock-Based Awards, in each case to the extent vested, shall, unless otherwise determined by the Board or the Committee in its sole discretion at or after the grant or award of such Plan award but prior to such Change of Control, be cashed out on the date of such Change of Control on the basis of the Fair Market Value of the shares of Common Stock subject to the award or, in the case of Performance Awards and other awards conditioned upon the achievement of Performance Goals, award value, as the case may be, as of the date of such Change of Control, provided that in the case of any award subject to Code Section 409A, such cash settlement shall be made in compliance with Code Section 409A to the extent applicable.

Section 38.       Clawback Provision.  Notwithstanding anything to the contrary in the Plan, an award agreement may provide that the award shall be cancelled if the Participant, without the consent of the Company, while engaged in Continuous Service or after the termination thereof, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. The Committee may also provide in an award agreement that if the Participant engages in any activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of such award and must repay the gain to the Company.

Section 39.       Conversion of Director Fees.  Subject to compliance with the applicable provisions of Code Section 409A, the Board may, at its sole discretion, permit an Outside Director to receive all or a portion of his or her annual retainer fee, any fees for attending meetings of the Board or committees thereof, committee chairmanship fees or any other fees payable to an Outside Director in the form of a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, Deferred Stock or Other Stock-Based Award. The terms and conditions of such Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, Deferred Stock or Other Stock-Based Award, including (without limitation) the method for converting the annual retainer fee or any other fee payable to an Outside Director, the date of grant, the vesting schedule, if any, and the time period for an Outside Director to elect such form of payment shall be determined solely by the Board, subject to compliance with the applicable provisions of Code Section 409A. The Board’s decision shall be final, binding and conclusive.

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

12 E. 49TH STREET NEW YORK, NEW YORK 10017

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Saks Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Saks Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M14325-P75298	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

SAKS INCORPORATED		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends that you vote FOR the following:					number(s) of the nominee(s) on the line below.
Vote On Directors		☐	☐	☐
1. Election of Directors
Nominees:
01) Ronald de Waal
02) Marguerite W. Kondracke
03) C. Warren Neel
04) Christopher J. Stadler

The Board of Directors recommends that you vote FOR the following proposals:		For	Against	Abstain	The Board of Directors does not have a recommendation for voting on the following proposal:		For	Against	Abstain

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending January 30, 2010.		☐	☐	☐	6. Shareholder Proposal - Declassification of the Company’s Board of Directors.		☐	☐	☐

3. To adopt the Saks Incorporated 2009 Long-Term Incentive Plan		☐	☐	☐

The Board of Directors recommends that you vote AGAINST the following proposals:

4. Shareholder Proposal - Cumulative voting for the election of directors.		☐	☐	☐	NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3, AGAINST items 4 and 5, and will ABSTAIN from voting on item 6. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.
5. Shareholder Proposal - Majority voting for the election of directors.		☐	☐	☐

		Yes	No

Please indicate if you plan to attend the meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M14326-P75298

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS, JUNE 3, 2009

The undersigned hereby appoints Stephen I. Sadove and Ron C. Llewellyn, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Saks Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 a.m. Eastern Time on Wednesday, June 3, 2009, at the Willard Intercontinental, 1401 Pennsylvania Avenue, NW, Washington, D.C. 20004-1010, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR ITEMS 2 AND 3, AGAINST ITEMS 4 AND 5, WILL ABSTAIN FROM VOTING ON ITEM 6, AND IN ACCORDANCE WITH THE PROXIES’ DISCRETION, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY.